                          OFFER TO PURCHASE FOR CASH
              UP TO 49% OF THE OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                              COMSAT CORPORATION
                                      AT
                         $45.50 NET PER SHARE IN CASH
                                      BY
                                 REGULUS, LLC
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                          LOCKHEED MARTIN CORPORATION

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 24, 1998, UNLESS THE
 OFFER IS EXTENDED.
  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED SEPTEMBER 18, 1998, BY AND AMONG LOCKHEED MARTIN CORPORATION ("PARENT"), DENEB CORPORATION ("ACQUISITION SUB") AND COMSAT CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS BY A UNANIMOUS VOTE (EXCLUDING ONE DIRECTOR WHO WAS ABSENT AND THREE DIRECTORS WHO RECUSED THEMSELVES) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE CONSISTENT WITH, AND IN FURTHERANCE OF, THE LONG-TERM BUSINESS STRATEGY OF THE COMPANY AND ARE FAIR TO THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST ONE-THIRD ( 1/3) OF THE OUTSTANDING SHARES (THE "MINIMUM CONDITION"), (II) THE TERMINATION OR EXPIRATION OF ANY WAITING PERIOD UNDER THE ANTITRUST LAWS (AS DEFINED IN
SECTION 14) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE RECEIPT OF ALL CONSENTS OR APPROVALS REQUIRED UNDER THE ANTITRUST LAWS (THE "ANTITRUST CONDITION"), (III) THE FULFILLMENT OF THE SHAREHOLDER APPROVAL CONDITION (AS DEFINED IN THE INTRODUCTION) AND (IV) THE SATISFACTION OF THE AUTHORIZED CARRIER CONDITIONS (AS DEFINED IN THE INTRODUCTION). SEE THE INTRODUCTION AND SECTIONS 1 AND 14. THE PURCHASER RESERVES THE RIGHT, SUBJECT ONLY TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), TO WAIVE EACH OF THE CONDITIONS (OTHER THAN THE MINIMUM CONDITION) TO THE OBLIGATIONS OF THE PURCHASER TO CONSUMMATE THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT TO THE EXTENT PERMITTED BY LAW. SEE SECTIONS 1, 12 AND 14.

  IN VIEW OF THE AUTHORIZED CARRIER CONDITIONS, IT IS EXPECTED THAT A SIGNIFICANT PERIOD OF TIME WILL ELAPSE BETWEEN THE COMMENCEMENT AND THE CONSUMMATION OF THE OFFER, WHILE THE PARTIES SEEK TO OBTAIN THE REGULATORY APPROVALS REQUIRED IN ORDER TO SATISFY THE CONDITIONS TO THE OFFER. THE PURCHASER MAY BE REQUIRED TO EXTEND THE EXPIRATION DATE ONE OR MORE TIMES WHILE THE PURCHASER SEEKS TO OBTAIN SUCH REGULATORY APPROVALS. IN ADDITION, IN VIEW OF THE NEED FOR LEGISLATION RELATING TO THE AMENDMENT OR REPEAL OF THE SATELLITE ACT (AS DEFINED IN THE INTRODUCTION) AND FOR ADDITIONAL REGULATORY APPROVALS AS CONDITIONS TO THE CONSUMMATION OF THE MERGER, THERE MAY BE A FURTHER SIGNIFICANT PERIOD OF TIME BETWEEN THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE CONSUMMATION OF THE MERGER. THERE CAN BE NO ASSURANCE THAT ANY SUCH REGULATORY APPROVALS WILL BE OBTAINED OR THAT ANY SUCH LEGISLATION WILL BE ENACTED, AND IF OBTAINED AND ENACTED, THERE CAN BE NO ASSURANCE AS TO THE DATE SUCH APPROVALS AND ENACTMENTS WILL OCCUR. SEE SECTIONS 12 AND 14.

                                ---------------

                     THE DEALER MANAGER FOR THE OFFER IS:

                           BEAR, STEARNS & CO. INC.

                                ---------------

September 25, 1998

                                   IMPORTANT

  According to the Company, there were 52,494,820 shares of common stock, without par value, of the Company outstanding as of September 11, 1998, of which 52,475,862 were shares of the Company's Series I common stock and 18,958 were shares of the Company's Series II common stock. Assuming no change in such number and no Dissenting Shares (as defined herein), the Offer is to purchase up to 25,703,503 shares.

  Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth in the Letter of Transmittal and (A) mail or deliver the Letter of Transmittal, together with the certificate(s) representing tendered Shares and any other required documents, to the Depositary (as defined herein) or (B) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

  Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply on a timely basis, with the procedures for book-entry transfer described in this Offer to Purchase, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent or the Dealer Manager (as such terms are defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials.

                               TABLE OF CONTENTS

 INTRODUCTION.............................................................   1
 THE TENDER OFFER.........................................................   5
  1. Terms of the Offer; Proration; Expiration Date .....................    5
  2. Acceptance for Payment and Payment for Shares ......................    7
  3. Procedures for Tendering Shares ....................................    8
  4. Withdrawal Rights ..................................................   11
  5. Certain United States Federal Income Tax Consequences of the Offer
      and the Merger ....................................................   11
  6. Price Range of Shares; Dividends ...................................   15
  7. Effect of the Offer on the Market for the Shares; NYSE Listing and
      Exchange Act Registration; Margin Regulations .....................   16
  8. Certain Information Concerning the Company .........................   17
  9. Certain Information Concerning Parent and the Purchaser ............   19
 10. Source and Amount of Funds .........................................   23
 11. Background of the Offer; Contacts with the Company .................   23
 12. Purpose of the Offer and the Merger; Plans for the Company; the
      Merger Agreement; Shareholders Agreement; Registration Rights
      Agreement; Carrier Acquisition Agreement ..........................   25
 13. Dividends and Distributions ........................................   40
 14. Certain Conditions of the Offer ....................................   41
 15. Certain Legal Matters; Regulatory Approvals ........................   43
 16. Fees and Expenses ..................................................   46
 17. Miscellaneous ......................................................   46
 Schedule I--Information Concerning the Directors and Executive Officers
  of Parent and the Purchaser............................................. I-1

To the Holders of Shares of Common Stock of COMSAT Corporation:

                                 INTRODUCTION

The Offer

  Regulus, LLC, a single member Delaware limited liability company (the "Purchaser") and a wholly-owned subsidiary of Lockheed Martin Corporation, a Maryland corporation ("Parent"), hereby offers to purchase up to that certain number of shares (collectively, the "Shares") of common stock, without par value (the "Company Common Stock"), of COMSAT Corporation, a District of Columbia corporation (the "Company"), that is equal to the remainder of (i) 49% of the number of shares of Company Common Stock outstanding at the close of business on the date of purchase pursuant to the Offer minus (ii) the number of shares of Company Common Stock then owned of record by "authorized carriers" (as defined in the Communications Satellite Act of 1962, as amended, 47 U.S.C. (S)701 et. seq., and all rules and regulations promulgated thereunder (the "Satellite Act")) ("Authorized Carriers"), as evidenced by issuance of shares of Series II Company Common Stock, minus (iii) the number of shares of Company Common Stock with respect to which written demand shall have been made and not withdrawn under Section 29-373 of the District of Columbia Business Corporation Act (the "DCBCA") (the "Dissenting Shares"), at a price of $45.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Company has informed the Purchaser that there were 52,494,820 shares of Company Common Stock outstanding as of September 11, 1998, of which 52,475,862 were shares of Series I Company Common Stock and 18,958 were shares of Series II Company Common Stock. Assuming no change in such number and no Dissenting Shares, (i) the Offer is to purchase up to 25,703,503 Shares (subject to adjustment in accordance with the Offer) and (ii) the Minimum Condition will be satisfied if at least 17,498,274 shares of Company Common Stock are validly tendered and not withdrawn prior to the Expiration Date.

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), as Dealer Manager (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York, as Depositary (the "Depositary"), and Morrow & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) SUCH NUMBER OF SHARES THAT WOULD SATISFY THE MINIMUM CONDITION, (II) THE TERMINATION OR EXPIRATION OF ANY WAITING PERIOD UNDER THE ANTITRUST LAWS (AS DEFINED IN SECTION 14) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE RECEIPT OF ALL CONSENTS OR APPROVALS REQUIRED UNDER THE ANTITRUST LAWS (THE "ANTITRUST CONDITION"), (III) THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT BY THE SHAREHOLDERS OF THE COMPANY PURSUANT TO
SECTION 29-367 OF THE DCBCA (THE "SHAREHOLDER APPROVAL CONDITION"), (IV) THE RECEIPT BY PARENT AND THE PURCHASER OF ALL APPROVALS OF THE FEDERAL COMMUNICATIONS COMMISSION ("FCC") NECESSARY FOR THEM TO CONSUMMATE THE CARRIER ACQUISITION (AS DEFINED IN SECTION 12), (V) THE CONSUMMATION OF THE CARRIER ACQUISITION AND (VI) THE RECEIPT BY THE PURCHASER OF AN APPROVAL BY THE FCC TO BECOME AN AUTHORIZED CARRIER AND

TO ACQUIRE THE MAXIMUM NUMBER OF SHARES TO BE PURCHASED PURSUANT TO THE OFFER (THE CONDITIONS OF SUBSECTIONS (IV)-(VI) ARE REFERRED TO AS THE "AUTHORIZED CARRIER CONDITIONS"). SEE SECTIONS 1 AND 14. THE PURCHASER RESERVES THE RIGHT, SUBJECT ONLY TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), TO WAIVE EACH OF THE CONDITIONS (OTHER THAN THE MINIMUM CONDITION) TO THE OBLIGATIONS OF THE PURCHASER TO CONSUMMATE THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT TO THE EXTENT PERMITTED BY LAW. SEE SECTIONS 1, 12 AND 14.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 18, 1998 (the "Merger Agreement"), by and among Parent, Deneb Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, (i) if certain conditions relating to the tax treatment of the Merger and the receipt of certain govermental approvals (as outlined in Section 12) have been satisfied, the Company will be merged with and into Acquisition Sub (the "Forward Merger"), with Acquisition Sub surviving the Forward Merger as a wholly-owned subsidiary of Parent or (ii) if such conditions have not been satisfied, Acquisition Sub will be merged with and into the Company (the "Reverse Merger" and, alternatively with the Forward Merger, the "Merger"), with the Company surviving the Reverse Merger as a wholly-owned subsidiary of Parent. The surviving corporation of the Forward Merger or the Reverse Merger, as the case may be, is referred to herein as the "Surviving Corporation."

  In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock held in the treasury of the Company, held by the Purchaser, held by Parent, if any, and Dissenting Shares, if any) will be converted into the right to receive 0.5 shares of common stock, par value $1.00 per share, of Parent (the "Parent Common Stock"), subject to adjustment as provided in the Merger Agreement (the "Merger Consideration" and, together with the Offer Price, the "Consideration").

  THE BOARD OF DIRECTORS OF THE COMPANY HAS BY A UNANIMOUS VOTE (EXCLUDING DIRECTORS WHO EITHER WERE ABSENT OR RECUSED THEMSELVES) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE CONSISTENT WITH, AND IN FURTHERANCE OF, THE LONG-TERM BUSINESS STRATEGY OF THE COMPANY AND ARE FAIR TO THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, (i) the Shareholder Approval Condition and (ii) the amendment or repeal of the Satellite Act, and all other applicable proceedings before the FCC or other governmental authority necessary to implement such amendment or repeal and to otherwise permit the consummation of the Merger. Under the Company's Articles of Incorporation and the DCBCA, the affirmative vote of the holders of two-thirds ( 2/3) of the outstanding Shares is required to approve and adopt the Merger and the Merger Agreement. See
Section 12.

  IN VIEW OF THE AUTHORIZED CARRIER CONDITIONS, IT IS EXPECTED THAT A SIGNIFICANT PERIOD OF TIME WILL ELAPSE BETWEEN THE COMMENCEMENT AND THE CONSUMMATION OF THE OFFER, WHILE THE PARTIES SEEK TO OBTAIN THE REGULATORY APPROVALS REQUIRED IN ORDER TO SATISFY THE CONDITIONS TO THE OFFER. THE PURCHASER MAY BE REQUIRED TO EXTEND THE EXPIRATION DATE ONE OR MORE TIMES WHILE THE PURCHASER SEEKS TO OBTAIN SUCH REGULATORY APPROVALS. IN ADDITION, IN VIEW OF THE NEED FOR LEGISLATION RELATING TO THE AMENDMENT OR REPEAL OF THE SATELLITE ACT AND FOR ADDITIONAL REGULATORY APPROVALS AS CONDITIONS TO THE CONSUMMATION OF THE

MERGER, THERE MAY BE A FURTHER SIGNIFICANT PERIOD OF TIME BETWEEN THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE CONSUMMATION OF THE MERGER. THERE CAN BE NO ASSURANCE THAT ANY SUCH REGULATORY APPROVALS WILL BE OBTAINED OR ANY SUCH LEGISLATION WILL BE ENACTED, AND IF OBTAINED AND ENACTED, THERE CAN BE NO ASSURANCE AS TO THE DATE SUCH APPROVALS AND ENACTMENTS WILL OCCUR. SEE SECTIONS 12 AND 14.

  The Company's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), has delivered to the Company's Board of Directors its written opinion, dated as of September 18, 1998 (the "DLJ Fairness Opinion"), to the effect that, as of the date of such opinion, the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. The full text of the opinion, which sets forth the factors considered and the assumptions made by DLJ, are contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders of the Company herewith. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE DLJ FAIRNESS OPINION CAREFULLY IN ITS ENTIRETY.

  In connection with the execution of the Merger Agreement, the Company and Parent have entered into a Shareholders Agreement (the "Shareholders Agreement"), dated as of September 18, 1998, pursuant to which, among other things, promptly after the consummation of the Offer, the Company shall take all such actions necessary to cause the election as directors of the Company three individuals selected by Parent (the "Parent Designees") and the appointment of a Parent Designee as a member of each of the existing committees of the Company's Board of Directors. The Shareholders Agreement also provides that, other than pursuant to the transactions contemplated by the Merger Agreement, Parent together with its affiliates will not, without the approval of the Company's Board of Directors, acquire Shares if such acquisition would result in Parent beneficially owning in excess of 49% of the Company's Shares and in addition imposes certain limitations upon Parent's ability to sell any Shares acquired. Finally, the Shareholders Agreement imposes certain restrictions on actions that Parent may take that may affect the management or direction of the Company. See Section 12. Parent and the Company also have entered into a Registration Rights Agreement, dated as of September 18, 1998 (the "Registration Rights Agreement"), pursuant to which the Company grants to Parent certain rights with respect to registration of Shares under the Securities Act of 1933, as amended (the "Securities Act").

  Also in connection with the execution of the Merger Agreement and in order to facilitate consummation of the Offer and Merger, the Company, COMSAT Government Systems, Inc., a Delaware corporation ("CGSI") and wholly-owned subsidiary of the Company, Parent and the Purchaser have entered into a Carrier Acquisition Agreement, dated as of September 18, 1998 (the "Carrier Acquisition Agreement"), pursuant to which Parent will acquire CGSI by a merger of CGSI with and into the Purchaser (the transactions contemplated by the Carrier Acquisition Agreement are herein referred to as the "Carrier Acquisition"). Parent, the Purchaser and the Company will apply to the FCC for those approvals necessary to consummate the Carrier Acquisition, to have the Purchaser approved to be an Authorized Carrier and to acquire the maximum number of Shares to be purchased pursuant to the Offer. See Section 12.

  The Merger Agreement, the Shareholders Agreement, the Registration Rights Agreement and the Carrier Acquisition Agreement are more fully described in
Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger Agreement are described in Section 5.

                                     * * *

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  INFORMATION APPEARING OR INCORPORATED HEREIN IN RESPECT OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS AND THE DLJ FAIRNESS OPINION HAS BEEN FURNISHED TO THE PURCHASER, ACQUISITION SUB AND PARENT BY THE COMPANY OR OBTAINED FROM PUBLISHED SOURCES. WHILE THE PURCHASER, ACQUISITION SUB AND PARENT HAVE NO REASON, AS OF THE DATE OF THIS OFFER TO PURCHASE, TO BELIEVE THAT SUCH INFORMATION IS INCORRECT IN ANY MATERIAL RESPECT, NONE OF THE PURCHASER, ACQUISITION SUB, PARENT OR ANY REPRESENTATIVE OF ANY OF THE FOREGOING ASSUMES ANY LIABILITY THEREFOR.

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE SHAREHOLDERS OF THE COMPANY OR ANY OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY PARENT COMMON STOCK OR OTHER SECURITIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF
SECTION 14(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND ANY OFFER WILL BE MADE ONLY THROUGH A REGISTRATION STATEMENT AND PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, WHICH PROSPECTUS WILL ALSO CONSTITUTE A PROXY STATEMENT FOR THE MEETING OF SHAREHOLDERS OF THE COMPANY RELATING TO THE MERGER (THE "PROXY STATEMENT/PROSPECTUS").

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT, ACQUISITION SUB OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                               THE TENDER OFFER

  1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares (up to 49% of the total number of the outstanding Shares of the Company less certain adjustments as set forth in the Merger Agreement (the "Maximum Number of Shares")) validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on November 24, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  If more than the Maximum Number of Shares are validly tendered prior to the Expiration Date and not properly withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for only the Maximum Number of Shares on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn.

  In the event that proration of tendered Shares is required, because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn (due in part to the guaranteed delivery procedure described in Section 3), the Purchaser does not expect to be able to announce the final results of such proration or pay for any Shares until at least five New York Stock Exchange, Inc. ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such information from the Information Agent and may also be able to obtain such information from their brokers.

  Consummation of the Offer is conditioned upon, among other things, satisfaction of each of the Minimum Condition, the Antitrust Condition, the Shareholder Approval Condition and the Authorized Carrier Conditions. The Offer also is subject to certain other conditions set forth in Section 14 (together with the Minimum Condition, the Antitrust Condition, the Shareholder Approval Condition and the Authorized Carrier Conditions, the "Offer Conditions").

  IN VIEW OF THE AUTHORIZED CARRIER CONDITIONS, IT IS EXPECTED THAT A SIGNIFICANT PERIOD OF TIME WILL ELAPSE BETWEEN THE COMMENCEMENT AND THE CONSUMMATION OF THE OFFER WHILE THE PARTIES SEEK TO OBTAIN THE REGULATORY APPROVALS REQUIRED IN ORDER TO SATISFY THE CONDITIONS TO THE OFFER. THE PURCHASER MAY BE REQUIRED TO EXTEND THE EXPIRATION DATE ONE OR MORE TIMES WHILE THE PURCHASER SEEKS TO OBTAIN SUCH REGULATORY APPROVALS. IN ADDITION, IN VIEW OF THE NEED FOR LEGISLATION RELATING TO THE AMENDMENT OR REPEAL OF THE SATELLITE ACT AND FOR ADDITIONAL REGULATORY APPROVALS AS CONDITIONS TO THE CONSUMMATION OF THE MERGER, THERE MAY BE A FURTHER SIGNIFICANT PERIOD OF TIME BETWEEN THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE CONSUMMATION OF THE MERGER. THERE CAN BE NO ASSURANCE THAT ANY SUCH REGULATORY APPROVALS WILL BE OBTAINED OR THAT ANY SUCH LEGISLATION WILL BE ENACTED, AND IF OBTAINED AND ENACTED, THERE CAN BE NO ASSURANCE AS TO THE DATE SUCH APPROVALS AND ENACTMENTS WILL OCCUR. SEE SECTIONS 12 AND 14.

  Pursuant to the terms of the Merger Agreement, Parent and the Purchaser expressly reserve the right (but are not obligated) to waive any or all of the Offer Conditions to the extent permitted by law. If any of the Offer Conditions are not satisfied prior to the Expiration Date, Parent and the Purchaser reserve the right (but are not obligated) to (i) decline to purchase any or all of the Shares tendered and terminate the Offer, and return all such tendered Shares to tendering shareholders, (ii) waive any or all Offer Conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered and not theretofor withdrawn, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, otherwise amend the Offer. In addition, Parent has agreed in the Merger Agreement that it will not, without the consent of the Company, (i) reduce the number of Shares subject to the Offer, (ii) waive the Minimum Condition, (iii) reduce the Offer Price, (iv) modify or add to the conditions set forth in Section 14, (v) extend the Offer, except as provided in the Merger Agreement, (vi) change the form of the consideration payable in the Offer or (vii) make any other modifications that are otherwise materially adverse to the Company's shareholders.

  Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, except as described below, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of the occurrence of any of the events specified in Section 14, by giving oral or written notice to the Depositary, as described below, to (i) extend the period of time during which the Offer is open, and thereby delay acceptance of such payment of, and the payment for any Shares and (ii) amend the Offer in any other respect. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw any tendered Shares. See Section 4.

  There can be no assurance that Parent will exercise its right to extend the Offer (other than as required by the Merger Agreement). In the Merger Agreement, Parent has agreed to extend the Offer, for consecutive periods of no more than 60 days, until the earlier of (i) the one year anniversary of the date of the Merger Agreement or (ii) ten business days after the date on which the last of the Authorized Carrier Conditions shall have been satisfied. The Merger Agreement also provides that Parent may, without consent of the Company, (i) extend the term of the Offer beyond any scheduled expiration date of the Offer (but not beyond the two year anniversary of the date of the Merger Agreement) if, at any such scheduled expiration date, any of the conditions to Parent's obligations to accept for payment, and pay for, Shares tendered pursuant to the Offer shall not have been satisfied or waived and
(ii) extend the Offer (but not beyond the two year anniversary of the date of the Merger Agreement) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any other applicable law.

  If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligations of the Purchaser under such Rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days generally is required to allow for adequate dissemination of information concerning the change to shareholders.

  The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, the Maximum Number of Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser. See
Section 4. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable rules of the Commission, payment for, Shares in order to comply in whole or in part with any applicable law. See Section 15. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificate(s) representing tendered Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares (if such procedure is available) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and
(iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY THE PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

  In the Merger Agreement, Parent has agreed that, following the satisfaction or waiver of all of the conditions to the Offer, the Purchaser shall accept for payment, in accordance with the terms of the Offer, the Maximum Number of Shares which are validly tendered and not withdrawn as soon as practicable thereafter, except as otherwise consented to by the Company. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including due to proration if more than the Maximum Number of Shares of the Company are tendered) or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  If, prior to the Expiration Date, the Purchaser increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, regardless of whether those Shares were tendered prior to or after the increase in consideration.

  Subject to the provisions of the Merger Agreement, Parent may assign its rights and obligations under the Merger Agreement or those of Acquisition Sub to Parent or any subsidiary of Parent, but in each case no such assignment shall relieve Parent or Acquisition Sub, of its obligations under the Merger Agreement.

  Parent and the Company each will file a Notification and Report Form with respect to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The waiting period under the HSR Act will expire at 11:59 p.m., New York City Time, on the 30th calendar day after filing of HSR notices by Parent and the Company, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City Time, on the 20th day after substantial compliance by Parent and the Company with such request. See
Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

  3. PROCEDURES FOR TENDERING SHARES.

  Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary along with the Letter of Transmittal, (ii) Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date, or
(iii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

  If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish an account at the Book-Entry Transfer Facility with respect to the Shares for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer

Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

  If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made to a person other than the registered holder(s), or if a Share Certificate not accepted for payment is to be returned to a person other than the registered holder(s), or if a portion of the Shares evidenced by such Share Certificate are to be returned because fewer than all of the Shares evidenced by such Share Certificate are to be tendered to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in any of these cases, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

  Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provisions hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations with respect to such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment as Proxy. Except as otherwise prohibited by law, by executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints certain designees of the Purchaser as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after the date of the Offer). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, or otherwise, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

  Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of the Offer Price pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such shareholder and payment of the Offer Price to such shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount payable to such shareholder. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 24, 1998.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this
Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay for the tendered Shares or return those Shares promptly after termination or withdrawal of the Offer. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Share Certificates, the serial numbers shown on the particular Share Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in Section 3. Withdrawals of Shares may not be rescinded.

  All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, the determination of which will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. Withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

  The following discussion is a summary of the material federal income tax consequences of the Offer and the Merger to holders of Shares who hold the Shares as capital assets. The discussion set forth below is for general information only and may not apply to certain categories of holders of Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign holders and holders who acquired such Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon laws, regulations, rulings, and decisions currently in effect, all of which are subject to change, retroactively or prospectively.

  Integration of the Offer and the Merger. It is unclear whether the Offer and the Merger should be treated as a single integrated transaction for federal income tax purposes. The tax consequences for a shareholder who sells Shares pursuant to the Offer and also receives Parent Common Stock in the Merger may differ depending upon whether the Offer and the Merger are treated as a single integrated transaction or as two separate transactions for federal income tax purposes. Factors which may be inconsistent with integration include the anticipated significant time period between completion of the Offer and the Merger, the requirement of a change in law in order to consummate the Merger, and the fact that the plan for the Merger contemplates the possibility of two alternative forms of acquisition. Nevertheless, a case for integrating the Offer and the Merger for federal income tax purposes exists because the multi-step transaction, if completed as contemplated, will occur pursuant to the plan as set forth in the Merger Agreement, which the shareholders of the Company must approve as a condition to the Purchaser's obligation to purchase Shares pursuant to the Offer. Parent intends to take the position that the Offer and the Merger constitute a single integrated transaction.

  Tax Opinions as a Condition to the Forward Merger. The Forward Merger is conditioned upon, among other things, the receipt by Parent of an opinion from its tax counsel, King & Spalding, and upon the receipt by the Company of an opinion from its tax counsel, Skadden, Arps, Slate, Meagher & Flom, LLP, each substantially to the effect that the Forward Merger (if the Merger is effected as such) will constitute a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes. The issuance of the tax opinions will depend on the facts as they exist at the time of the Forward Merger, and the tax opinions will be based on certain factual assumptions and on representations which are customary for transactions similar to the Offer and the Merger. The tax opinions cannot be relied upon if any of such factual assumptions or representations is, or later becomes, inaccurate. No ruling from the IRS concerning the tax consequences of the Offer and the Merger has been or will be requested, and the tax opinions will not be binding upon the IRS or the courts.

TAX CONSEQUENCES IF THE OFFER AND THE FORWARD MERGER ARE TREATED AS A SINGLE INTEGRATED TRANSACTION THAT CONSTITUTES A REORGANIZATION

  If the Offer and the Merger are integrated and the Merger is effected as the Forward Merger, the Offer and the Merger together will qualify as a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. In such event, generally no gain or loss will be recognized by Parent, the Purchaser, Acquisition Sub or the Company pursuant to the Offer and the Merger.

  Exchange of Shares Solely Pursuant to the Offer. In general, a shareholder of the Company who, pursuant to the Offer, exchanges all of the Shares owned by such shareholder solely for cash will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and such shareholder's adjusted tax basis in the Shares surrendered therefor.

  Exchange of Shares Solely Pursuant to the Forward Merger. A shareholder of the Company who, pursuant to the Forward Merger, exchanges all of the Shares owned by such shareholder solely for Parent Common Stock (and who does not exchange any Shares for cash pursuant to the Offer) will not recognize any gain or loss upon such exchange. Such shareholder will recognize gain or loss, however, to the extent cash is received in the Merger in lieu of a fractional share of Parent Common Stock, as discussed below. The aggregate adjusted tax basis in the Parent Common Stock received in such exchange will be equal to the aggregate adjusted tax basis in the Shares surrendered therefor, and the holding period of Parent Common Stock will include the holding period of the Shares surrendered therefor.

  Exchange of Shares Pursuant to the Offer and the Forward Merger. If the Offer and the Forward Merger are treated as a single integrated transaction, a shareholder of the Company who, pursuant to the Offer and the Forward Merger, exchanges all of the Shares owned by such shareholder for a combination of cash pursuant to the Offer and Parent Common Stock pursuant to the Merger will not recognize loss but will recognize gain, if any, to the extent of the lesser of (i) the excess, if any, of the sum of the amount of cash received pursuant to the Offer and the fair market value of the Parent Common Stock received pursuant to the Merger over such shareholder's adjusted tax basis in the Shares exchanged therefor and (ii) the amount of cash received pursuant to the Offer.

  Any gain recognized by a shareholder of the Company who receives a combination of cash and Parent Common Stock pursuant to the Offer and the Forward Merger will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for federal income tax purposes, in which case such recognized gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of the Company's accumulated earnings and profits.

  For purposes of determining whether the cash received pursuant to the Offer will be treated as a dividend for federal income tax purposes, a shareholder of the Company will be treated as if such shareholder first exchanged all of such shareholder's Shares solely for Parent Common Stock and then Parent immediately redeemed a portion of such Parent Common Stock in exchange for the cash such shareholder actually received.

  In general, the determination as to whether the cash received will be treated as received pursuant to a sale or exchange (generating capital gain) or a dividend distribution (generating ordinary dividend income) depends upon whether and to what extent there is a reduction in the shareholder's deemed percentage stock ownership of Parent. A shareholder of the Company who exchanges such shareholder's Shares for a combination of Parent Common Stock and cash will recognize capital gain rather than ordinary dividend income if the deemed redemption by Parent (described in the preceding paragraph) is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder.

  Whether the deemed exchange and subsequent redemption transaction are "not essentially equivalent to a dividend" with respect to a Company shareholder will depend upon such shareholder's particular circumstances. In order to reach such conclusion, it must be determined that the transaction results in a "meaningful reduction" in such Company shareholder's deemed percentage stock ownership of Parent. In determining whether a reduction in a shareholder's deemed percentage stock ownership has occurred, (i) the percentage of the outstanding stock of Parent that such Company shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by Parent should be compared to (ii) the percentage of the outstanding stock of Parent actually and constructively owned by such shareholder immediately after the deemed redemption by Parent. The relevant constructive ownership rules treat shareholders as owning stock held indirectly (through partnerships, estates, trusts and corporations) and, under certain circumstances, treat persons as owning stock owned by their partners, beneficiaries, and shareholders. Shareholders will also be treated as owning stock that could be acquired by virtue of the exercise of any option to acquire stock, and individual shareholders are treated as owning any stock owned by their family.

  A Company shareholder will comply with the "substantially disproportionate" rule if the percentage described in (ii) above is less than 80% of the percentage described in (i) above. Even if a Company shareholder does not qualify under such test, the IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" in the percentage of stock ownership of the corporation if such shareholder has any reduction, however small, in such shareholder's percentage stock ownership. In most circumstances, therefore, it is anticipated that gain recognized by a shareholder of the Company who exchanges such shareholder's shares for a combination of cash and Parent Common Stock will be capital gain. The IRS has ruled, however, that a minority shareholder in a publicly traded corporation is not considered to have a "meaningful reduction" in the percentage of stock ownership of the corporation if such shareholder does not have a reduction in such shareholder's percentage stock ownership.

  The aggregate adjusted tax basis in Parent Common Stock received by a Company shareholder who, pursuant to the Offer and the Forward Merger, exchanges such shareholder's Shares for a combination of cash and Parent Common Stock will be the same as the aggregate adjusted tax basis in the Shares surrendered therefor, decreased by the amount of cash received and increased by the amount of gain recognized, if any (including any portion of such gain that is treated as a dividend). The holding period of Parent Common Stock will include the holding period of the Shares surrendered therefor.

  Cash Received in Lieu of a Fractional Share of Parent Common Stock. Cash received in the Merger in lieu of a fractional share of Parent Common Stock generally will be treated as received in redemption of such fractional share upon which gain or loss will be recognized. The amount of the gain or loss to a shareholder will be equal to the difference between the amount of cash received for such fractional share and the portion of the adjusted tax basis in the Shares allocable to such fractional share.

TAX CONSEQUENCES IF THE OFFER AND THE FORWARD MERGER ARE TREATED AS SEPARATE TRANSACTIONS AND THE FORWARD MERGER IS TREATED AS A REORGANIZATION

  If the Offer and the Forward Merger are not integrated, notwithstanding Parent's intended treatment of the Offer and the Merger, but are treated as separate transactions for federal income tax purposes, the receipt of cash pursuant to the Offer will be treated as a sale or exchange upon which gain or loss will be recognized by a shareholder of the Company who participates in the Offer. In such case, a shareholder of the Company will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and such shareholder's adjusted tax basis in the Shares surrendered. The Forward Merger will qualify as a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code pursuant to which no gain or loss will be recognized by a shareholder of the Company who, pursuant to the Forward Merger, exchanges Shares for Parent Common Stock. A shareholder will recognize gain or loss, however, to the extent cash is received in lieu of a fractional share of Parent Common Stock, as discussed above under the heading "Cash Received in Lieu of a Fractional Share of Parent Common Stock." The aggregate adjusted tax basis in the Parent Common Stock received in an exchange pursuant to the Forward Merger will be equal to the aggregate adjusted tax basis in the Shares surrendered therefor, and the holding period of Parent Common Stock will include the holding period of the Shares surrendered therefor.

TAX CONSEQUENCES IF THE MERGER IS EFFECTED AS A REVERSE MERGER

  Offer and Reverse Merger as an Integrated Transaction. If the Offer and the Merger are integrated and the Merger is effected as the Reverse Merger, the Reverse Merger will not qualify as a reorganization pursuant to Section 368(a) of the Code, and the receipt of cash pursuant to the Offer and Parent Common Stock pursuant to the Reverse Merger will constitute a sale or exchange upon which gain or loss will be recognized. The amount of the gain or loss to a shareholder will be equal to the difference between the sum of the amount of cash and the fair market value of the Parent Common Stock received by such shareholder and such shareholder's adjusted tax basis in the Shares surrendered therefor.

  Offer and Reverse Merger as Separate Transactions. If, however, the Offer and the Merger are not integrated, notwithstanding Parent's intended treatment of the Offer and the Merger, and the Merger is effected as the Reverse Merger, the receipt of cash pursuant to the Offer also will be treated as a sale or exchange upon which gain or loss will be recognized. In such circumstance, a shareholder of the Company will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and such shareholder's adjusted tax basis in the Shares surrendered pursuant to the Offer. The Reverse Merger, analyzed as a transaction separate from the Offer, may qualify as a reorganization pursuant to Section 368(a)(1)(B) of the Code. In such case, a shareholder of the Company should not recognize any gain or loss upon such exchange. A shareholder will recognize gain or loss, however, to the extent cash is received in lieu of a fractional share of Parent Common Stock, as discussed above under the heading "Cash Received in Lieu of a Fractional Share of Parent Common Stock."

TAX CONSEQUENCES IF THE MERGER IS NOT TREATED AS A REORGANIZATION

  In the event that the Merger does not qualify as a reorganization (whether effected as the Forward Merger or the Reverse Merger), a shareholder of the Company will recognize gain or loss with respect to Shares exchanged pursuant to the Offer equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the Shares surrendered pursuant to the Offer, and will recognize gain or loss with respect to Shares exchanged pursuant to the Merger equal to the difference between the fair market value of the Parent Common Stock received and such shareholder's adjusted tax basis in the Shares exchanged pursuant to the Merger.

TAX CONSEQUENCES OF THE OFFER IF THE MERGER IS NOT CONSUMMATED

  If the Merger is not consummated, a shareholder of the Company who, pursuant to the Offer, exchanges Shares for cash will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and such shareholder's adjusted tax basis in the Shares surrendered therefor.

CHARACTERIZATION OF GAIN OR LOSS

  The gain or loss recognized, if any, by a shareholder of the Company pursuant to the Offer or the Merger will be capital gain or loss and if, as of the date of the exchange pursuant to the Offer or the Merger, as the case may be, the shareholder has held the Shares surrendered for more than one year, such capital gain will be long-term. The amount of any gain or loss recognized and its character as short-term or long-term will be calculated and determined separately for each identifiable block of Shares surrendered pursuant to the Offer and the Merger.

BACKUP WITHHOLDING

  Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations promulgated thereunder, such shareholder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Offer. See the discussion regarding backup withholding in
Section 3. Foreign shareholders should consult with their own tax advisors regarding withholding taxes in general.

  THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN SHAREHOLDERS AND SHAREHOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF ANY EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES (INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE OFFER AND THE MERGER.

  6. PRICE RANGE OF SHARES; DIVIDENDS.

  The principal market for the Shares is the NYSE, where the shares of Company Common Stock are traded under the symbol "CQ." The Company Common Stock is also listed on the Chicago Stock Exchange and the Pacific Stock Exchange in the United States and on the Swiss Exchange. The following table sets forth, for the periods indicated, the high and low sales prices per Share on the NYSE and the amount of cash dividends paid per Share as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and as otherwise reported by published financial sources.

                                                      SALES PRICE    DIVIDEND
                                                   ----------------- --------
   YEAR                                              HIGH     LOW
   ----                                            -------- --------
   1996
    First Quarter................................. $ 25 5/8 $ 16 3/4 $.195
    Second Quarter................................   33 1/8   23 3/8  .195
    Third Quarter.................................   26 1/2   18 3/4  .195
    Fourth Quarter................................   26 3/4   21 1/2  .195
   1997
    First Quarter.................................   28 1/2      23   .195
    Second Quarter................................ 26 11/16   19 5/8   .05
    Third Quarter.................................  24 5/16 20 13/16   .05
    Fourth Quarter................................   25 3/4  20 5/16   .05
   1998
    First Quarter.................................   35 5/8   21 5/8   .05
    Second Quarter................................   42 3/4   27 3/4   .05
    Third Quarter.................................   36 7/8   21 7/8   .05
     (through September 24, 1998)

  On September 18, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE Composite Tape was $34 1/8 per Share. On September 24, 1998, the last full trading day prior to the date hereof, the last reported sales price of the Shares on the NYSE Composite Tape was $34 7/16 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. Neither Parent nor the Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  The principal market for Company Common Stock is the NYSE. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards of the NYSE for continued listing and, therefore, may be delisted therefrom. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% of more) were less than 600,000, there were less than 1,200 holders of at least 100 shares or the aggregate market value of the publicly held Shares was less than $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares on such exchanges is discontinued, the market for the Shares could be adversely affected. As of August 31, 1998, there were approximately 8,000 holders of record of at least 100 shares of Company Common Stock.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or would trade in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the Nasdaq National Market or other sources. The Company Common Stock is currently also listed on the Chicago and Pacific Stock Exchanges in the United States and on the Swiss Stock Exchange. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  Exchange Act Registration. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE reporting.

  If registration of the Company Common Stock is not terminated prior to the Merger, then the Company Common Stock will be delisted from all stock exchanges and the registration of the Company Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  8. CERTAIN INFORMATION CONCERNING THE COMPANY. General. Unless otherwise indicated, the information concerning the Company contained in this Offer to Purchase, including financial information (except the information described below under "Other Financial Information") has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, Acquisition Sub, the Purchaser, the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Acquisition Sub, the Purchaser, the Dealer Manager, the Depositary or the Information Agent.

  The Company is a District of Columbia corporation incorporated in 1963. Its principal executive offices are located at 6560 Rock Spring Drive, Bethesda, Maryland 20817. The telephone number of the Company at such location is (301) 214-3000. The Company's operations are conducted through two business segments: Satellite Services and Network Services.

  The Satellite Services segment consists of the Company's COMSAT World Systems ("CWS") and COMSAT Mobile Communications ("CMC") businesses. CWS provides voice, data, video and audio communications services between the U.S. and other countries using the satellite system of the International Telecommunications Satellite Organization ("INTELSAT"). CMC provides voice, data, fax, telex and information services for ships, aircraft and land mobile applications throughout the world primarily using the satellite system of the International Maritime Satellite Organization ("Inmarsat").

  The Network Services segment consists of the Company's COMSAT International ("CI"), COMSAT Laboratories ("Labs") and Government Programs businesses. CI operates an integrated group of telecommunications companies that are engaged principally in providing individualized digital communications network solutions to business clients and carriers in high-growth emerging markets overseas. Labs provides technical consulting in the design and development of advanced digital communications technologies and also designs, develops and licenses communications products for satellite access, compression and networking applications. Government Programs include the operations of COMSAT General Corporation and CGSI, both of which are wholly-owned subsidiaries of the Company. (CGSI is to be acquired by Parent pursuant to the Carrier Acquisition Agreement.)

  Financial Information. Set forth below is a summary of certain selected consolidated financial information with respect to the Company, excerpted or derived from the audited financial information of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and unaudited information of the Company contained in the Quarterly Report on Form 10-Q of the Company for the quarterly period ended June 30, 1998. More comprehensive financial information is included in such reports and other documents filed with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission or the NYSE in the manner set forth below under "Available Information."

                              COMSAT CORPORATION

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                              (UNAUDITED)
                           SIX MONTHS ENDED
                               JUNE 30,              YEAR ENDED DECEMBER 31,
                         ----------------------  ---------------------------------
                            1998        1997        1997        1996       1995
                         ----------  ----------  ----------  ----------  ---------
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Revenues................ $  295,762  $  275,968  $  562,651  $  545,100  $ 507,687
Operating expenses......    255,124     229,405     480,683     437,875    387,873
Operating income........     40,638      46,463      81,968     107,225    119,814
Income from continuing
 operations.............      7,924      17,197      28,568      36,197     43,507
Net income (loss).......      7,924     (15,610)    (64,446)      8,622     37,817
Earnings (loss) per
 share--
  assuming dilution:
  Income from continuing
   operations...........       0.15        0.35        0.57        0.74       0.91
  Net income (loss).....       0.15       (0.32)      (1.29)       0.18       0.79
BALANCE SHEET DATA (at
 end of period)
Total assets............  1,855,134   1,894,775   1,894,775   2,097,286  2,022,247
Long-term debt..........    454,478     461,960     461,960     578,379    590,378
Stockholders' equity....    655,707     586,271     586,271     841,817    839,433
DIVIDENDS
Dividends paid..........      5,145      12,000      16,975      37,698     36,874
Dividends paid per
 share..................       0.10       0.245       0.345        0.78       0.78
Distribution of Ascent
 Entertainment Group,
 Inc. shares............        --          --      194,633         --         --

  Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with financial projections and other information relating to the Company which is not publicly available. The information included projections of the Company's estimated revenues, pre-tax earnings and earnings per share as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent) of approximately:
$666 million, $47 million and $0.58 per share, respectively, for fiscal year 1998; $760 million, $76 million and $0.89 per share, respectively, for fiscal year 1999; and $919 million, $124 million, and $1.44 per share, respectively, for fiscal year 2000. The foregoing projections were prepared in the fall of 1997 solely for internal use and not for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the guidelines established by the American Institute of Certified Public Accountants. The projections are "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including: potentially adverse changes in laws, regulations or rules applicable to the Company or the satellite industry generally; the outcome and timing of efforts to privatize INTELSAT and Inmarsat; changes in the demand and competition for satellite and competing services; general business and economic conditions; changes in tax and accounting matters affecting the Company; and other matters. The Company has informed Parent that certain of the assumptions used by the Company in preparing the projections have changed significantly. Accordingly, the Company's actual results over the periods indicated may be materially higher or lower than those described above. The inclusion of this information should not be regarded as an indication that Parent, the Purchaser, the Company or anyone who received this information considers it a reliable predictor of future events, and this information should not be relied upon as such. This information is being included in this Offer to Purchase only because it was furnished by the Company to Parent. None of Parent, the Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representations to Parent, or the Purchaser regarding the financial projections described above.

  Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options or restricted stock units granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

  The Purchaser. The Purchaser is a newly formed single member Delaware limited liability company organized in connection with the Offer and the Merger and has not carried on any activities since its organization other than with respect to the Offer and the Merger. The principal executive offices of the Purchaser are located at c/o Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817. The Purchaser is a wholly-owned subsidiary of Parent.

  Parent. Parent was incorporated in Maryland in August 1994 to effect the combination (the "Combination") of the businesses of Martin Marietta Corporation and Lockheed Corporation. The Combination was consummated on March 15, 1995. Parent is a highly diversified global enterprise principally engaged in the conception, research, design, development, manufacture, integration and operation of advanced technology products and services. The principal executive offices of Parent are located at 6801 Rockledge Drive, Bethesda, Maryland 20817.

  Parent conducts its principal businesses through: the Space & Strategic Missiles sector; the Electronics sector; the Information & Services sector; the Aeronautics sector; the Energy & Environment sector; and Lockheed Martin Global Telecommunications, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Global Telecommunications").

  The Space & Strategic Missiles sector's activities include the design, development, engineering and production of civil, commercial and military space systems, including: spacecraft, space launch vehicles, manned space systems and their supporting ground systems and services; telecommunications systems and services; strategic fleet ballistic missiles; and defensive missiles.

  The Electronics sector's activities primarily relate to the design, development, engineering and production of high performance electronic systems for undersea, shipboard, land-, airborne- and space-based applications. Major business elements include: Naval Systems; Missiles and Air Defense; Aerospace Electronics; and Platform Integration. The Naval Systems element serves customers world-wide with major lines of business in surface ship and submarine combat systems, missile launching systems, anti-submarine warfare systems, and navigation systems. The Air Defense and Missiles element produces air defense systems; tactical battlefield missiles; and precision guided weapons and munitions. The Aerospace Electronics element manufactures major electronics subsystems such as: aircraft controls; electronic-warfare; electro-optic and night vision; radar; displays; and computers for the military and commercial aerospace market. The Platform Integration element performs systems integration of mission specific combat suites for both fixed and rotary wing aircraft and postal automation.

  The Information & Services sector consists of four major lines of business: systems integration and command, control, communications, computer and intelligence (C4I) systems; federal technology services; state and municipal systems support services; and commercial systems and products. This sector's activities include the development, integration and operation of large, complex information systems, including satellite command and control systems, simulation and training systems, and nationally critical intelligence systems. This sector provides federal government, civil and military customers with engineering, scientific, management, technical and information technology support. Services to state and local government customers include systems development, integration and operational support in the areas of welfare reform, municipal services, children and family services, transportation, and telecommunications. Commercial systems businesses include information technology services, computer peripheral products, real-time 3-D graphics products and enterprise data management software. This sector also provides Parent's affiliated companies with internal information systems support.

  The Aeronautics sector operates in the following primary lines of business: tactical aircraft, airlift, surveillance/command, maintenance/modification/logistics, reconnaissance and advanced development programs. Programs include the F-22 air-superiority fighter, Joint Strike Fighter, F-16 multirole fighter, C-130J tanker/transport, X-33 reusable launch vehicle technology demonstrator, DarkStar reconnaissance vehicle, Airborne Early Warning & Control systems, Contractor Logistics Support and a variety of maintenance and modification programs for aircraft such as U.S. Navy P-3s and U.S. Air Force KC-10s, as well as the Big Safari modification program for special operations forces.

  The Energy & Environment sector's activities primarily focus on the management of various U.S. Department of Energy ("DOE") facilities, environmental management and remediation, and enrichment services. Parent is the largest management and operations contractor within the DOE's system of laboratories, managing energy research and defense programs at, among other facilities, the Sandia National Laboratories, the Idaho National Engineering and Environmental Laboratory and the Oak Ridge National Laboratory. These contractual arrangements provide for Parent to be reimbursed for the cost of operations and receive a fee for performing management services. Only the management fees are reflected within Parent's net sales and earnings. Parent is one of two competitors for the DOE's Tank Waste Remediation System-Privatization program.

  Formation of Global Telecommunications was announced on August 11, 1998. Global Telecommunications is comprised of Lockheed Martin Intersputnik, Ltd., a joint venture between Parent and Moscow-based Intersputnik that is scheduled to deploy its first satellite in 1999; AstrolinkTM International Ltd., a Parent strategic venture that will provide global interactive multimedia services using next-generation broadband satellite technology; Communications Systems, which markets commercial satellite communications systems capabilities; the elements of Lockheed Martin Management Data Systems and Lockheed Martin Western Development Laboratories that provide commercial communications capabilities; and Satco (Asia), LLC, Parent's joint venture with GE Americom that is scheduled to launch a satellite next year that will serve broadcasters in the Asia-Pacific region. If the Offer and the Merger are consummated, the Surviving Corporation will be part of Global Telecommunications.

  Financial Information. Set forth below is a summary of certain consolidated financial data with respect to Parent and its subsidiaries, excerpted or derived from audited financial information presented in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Parent 1997 10-K"), and the unaudited financial information contained in Parent's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (the "Parent 10-Q"). The financial information summary set forth below is qualified in its entirety by reference to the Parent 1997 10-K and the Parent 10-Q and the other documents, financial information and related notes contained therein which have been filed with the Commission, which are hereby incorporated herein by reference. Such reports and other documents may be inspected and copies may be obtained from the Commission, or the NYSE in the manner set forth below under "Available Information."

                          LOCKHEED MARTIN CORPORATION

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                        (UNAUDITED)
                                     SIX MONTHS ENDED
                                         JUNE 30,      YEAR ENDED DECEMBER 31,
                                     ----------------- ------------------------
                                       1998     1997    1997     1996    1995
                                     -------- -------- -------  ------- -------
                                      (IN MILLIONS, EXCEPT PER SHARE
                                                   DATA)
OPERATING RESULTS
Net sales........................... $ 12,737 $ 13,572 $28,069  $26,875 $22,853
Costs and expenses:
  Cost of sales ....................   11,481   12,279  25,772   24,594  20,881
  Merger related and consolidation
   expenses.........................      --       --      --       --      690
                                     -------- -------- -------  ------- -------
Earnings from operations............    1,256    1,293   2,297    2,281   1,282
Other income and expenses, net......       70       73     482      452      95
                                     -------- -------- -------  ------- -------
                                        1,326    1,366   2,779    2,733   1,377
Interest expense....................      434      402     842      700     288
                                     -------- -------- -------  ------- -------
Earnings before income taxes........      892      964   1,937    2,033   1,089
Income tax expense..................      334      366     637      686     407
                                     -------- -------- -------  ------- -------
Net earnings (loss)................. $    558 $    598 $ 1,300  $ 1,347 $   682
                                     ======== ======== =======  ======= =======
EARNINGS (LOSS) PER COMMON SHARE
Basic:*
  Before deemed preferred stock
   dividend......................... $   2.98 $   3.08 $  6.73  $  6.80 $  3.28
  Deemed preferred stock dividend...      --       --    (9.85)     --      --
                                     -------- -------- -------  ------- -------
    Earnings (loss) per share....... $   2.98 $   3.08 $ (3.12) $  6.80 $  3.28
                                     ======== ======== =======  ======= =======
Diluted:*
  Before deemed preferred stock
   dividend......................... $   2.94 $   2.77 $  6.09  $  6.09 $  3.09
  Deemed preferred stock dividend...      --       --    (8.55)     --      --
                                     -------- -------- -------  ------- -------
    Earnings (loss) per share....... $   2.94 $   2.77     **   $  6.09 $  3.09
                                     ======== ======== =======  ======= =======
Cash dividends...................... $    .80 $    .80 $  1.60  $  1.60 $  1.34
                                     ======== ======== =======  ======= =======

--------
 * In 1997, Parent reacquired all of its outstanding Series A preferred stock resulting in a deemed dividend of $1,826 million. For purposes of computing net earnings applicable to common stock, the deemed preferred stock dividend was deducted from 1997 net earnings.
** Antidilutive.

                                                   (UNAUDITED)
                                                    JUNE 30,    DECEMBER 31,
                                                   ----------- ---------------
                                                      1998      1997    1996
                                                   ----------- ------- -------
                                                          (IN MILLIONS)
CONDENSED BALANCE SHEET DATA (AT END OF PERIOD)
Current assets....................................   $11,301   $10,105 $10,346
Property, plant and equipment.....................     3,613     3,669   3,721
Intangible assets related to contracts and
 programs acquired................................     1,491     1,566   1,767
Cost in excess of net assets acquired.............     9,732     9,856  10,394
Other assets......................................     3,420     3,165   3,312
                                                     -------   ------- -------
  Total...........................................   $29,557   $28,361 $29,540
                                                     =======   ======= =======
Short-term borrowings.............................   $ 1,598   $   494 $ 1,110
Current maturities of long-term debt..............       579       876     180
Other current liabilities.........................     8,019     7,819   7,382
Long-term debt....................................    10,183    10,528  10,188
Post-retirement benefit liabilities...............     1,941     1,982   2,077
Other liabilities.................................     1,501     1,486   1,747
Stockholders' equity..............................     5,736     5,176   6,856
                                                     -------   ------- -------
  Total...........................................   $29,557   $28,361 $29,540
                                                     =======   ======= =======

  The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I hereto.

  Except as described in this Offer to Purchase, none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Parent, the Purchaser or such persons beneficially owns any equity security of the Company, and none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing has effected any transaction in any equity security of the Company during the past 60 days.

  Except as described in this Offer to Purchase, none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

  Marcus C. Bennett, Executive Vice President and Chief Financial Officer and a director of Parent, and Caleb B. Hurtt, a director of Parent, each also serves on the Board of Directors of the Company. Mr. Bennett joined the Company's Board of Directors in August 1997. He serves on the Board's Committee on Audit, Corporate Responsibility and Ethics and on the Board's Finance Committee. Mr. Hurtt joined the Company's Board of Directors in May 1996. He is the Chairman of the Board's Committee on Compensation and Management Development and serves on the Board's Nominating and Corporate Governance Committee. Mr. Hurtt holds options to purchase 9,922 shares of Company Common Stock, of which options with respect to 3,480 shares are presently exercisable or will be exercisable within sixty days. Mr Bennett holds options to purchase 4,961 shares of Company Common Stock, none of which are currently exercisable. Both Mr. Hurtt and Mr. Bennett have elected to defer receipt of annual retainer fees and instead have received phantom stock units which are not included in their beneficial ownership of Company Common Stock. Mr. Hurtt's account holds a balance of 2,775 phantom stock units, and Mr. Bennett's account holds a balance of 2,009 phantom stock units. To avoid any actual or perceived conflict of interest, each of Mr. Bennett and Mr. Hurtt recused himself from the deliberations relating to the transaction conducted by both Boards.

  Except with respect to the transactions contemplated by the Merger Agreement, the Shareholders Agreement, the Registration Rights Agreement, and the Carrier Acquisition Agreement (collectively, the "Transaction Agreements") and as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries, or to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  Parent and its affiliates have, from time to time, had contractual relationships with the Company and its affiliates in the ordinary course of their respective businesses. Parent is a customer of Labs and most recently, in June, 1998, awarded a contract to Labs for in-orbit testing of a mobile telephone communications satellite.

  Available Information. Parent is subject to the informational and reporting requirements of the Exchange Act and Parent is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent, and other matters, is required to be disclosed in proxy statements distributed to Parent's respective shareholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copies may be obtained in the same manner as set forth for the Company under "Available Information" in
Section 8. Shares of Parent Common Stock are listed on the NYSE, and reports, proxy statements and other information concerning Parent are available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  10. SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that the total amount of funds required to consummate the Offer and the Merger and to pay related fees and expenses will be approximately $1.2 billion. See Sections 12 and 16. The Purchaser expects to obtain these funds from Parent by means of a capital contribution or advance at the time Shares tendered pursuant to the Offer are accepted for payment. Parent, in turn, expects to obtain the funds necessary to make the capital contribution or advance utilizing any one or more of the following methods: (i) monetization of Parent's equity holdings in Loral Space & Communications Ltd. and L-3 Communications Corporation and Parent's partnership interest in Iridium LLC, (ii) internally generated funds,
(iii) issuance of commercial paper or other short term instruments, and
(iv) borrowing capacity under its existing or future credit facilities. No final decisions have been made by Parent concerning the specific source of funds to be used to purchase the Shares. Neither the Offer nor the Merger is conditioned on obtaining financing.

  11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  Parent, as a leading provider of communications satellites, space launch vehicles, information and communications systems, and systems integration services, has identified in its strategic plans over the past several years the commercial satellite communications services market as an attractive growth opportunity for Parent. This market opportunity was, and is, viewed as consistent with Parent's strategy to grow into closely related market sectors to augment Parent's core aerospace and defense businesses. In light of the potential for expansion into this market, the management and Board of Directors of Parent have periodically reviewed potential market entry strategies, including but not limited to the possibility of internal investments, joint ventures and strategic alliances, and acquisitions and business combinations with companies participating in the commercial telecommunications services industry.

  On August 5, 1997, Parent and the Company entered into confidentiality agreements, in customary form, pursuant to which, among other things, Parent and the Company agreed to maintain the confidentiality of information provided by the other.

  On August 7 and 8, 1997, several members of the management of the Company met with members of the management of Parent. The parties discussed the overall market environment of the satellite telecommunications industry and each company's strategies regarding that market. The Company's management also discussed with Parent the regulatory and legislative environment under which the Company operates.

  Over the next several weeks, a series of meetings occurred at which various business, financial, legal, and regulatory issues were discussed. Parent's management also held discussions with outside counsel regarding the regulatory aspects of a potential transaction. Parent's management also solicited and received advice from Bear Stearns regarding valuation, transaction structuring and the financial implications of a potential transaction. At a regularly scheduled meeting of the Board of Directors of Parent held on September 25, 1997, the Board reviewed Parent's commercial telecommunications strategy and the strategic and financial implications of a potential transaction with the Company.

  Subsequent to Parent's Board of Directors meeting, the management of Parent and the Company met to discuss the terms and structure of a possible transaction. No agreement was reached, and the parties agreed to put the discussions on hold pending further strategic reviews by the parties. Parent took the opportunity to engage a number of outside consultants to review and supplement Parent's commercial telecommunications strategy.

  Commencing in early January, 1998, the parties held a series of meetings to continue to pursue alternative transaction structures within the legislative and regulatory framework constraining the Company. These alternatives included structures involving varying degrees of equity ownership of the Company as well as potential joint ventures involving the Company's non-regulated businesses. At a regularly scheduled Parent Board of Directors meeting on February 26, 1998, Parent's management updated the directors on the status of discussions with the Company and reiterated management's interest in a transaction.

  Meetings continued during March and early April in which the parties primarily discussed alternative transaction structures and sources of potential synergies between the two corporations. At a regularly scheduled meeting of Parent's Board of Directors held on April 23, 1998, the business of the Company and the pro forma financial implications of a potential transaction were discussed. During May and June 1998, discussions between the parties continued, focusing on further exploration of alternative transaction structures and the evolving regulatory and legislative environment.

  At a regularly scheduled Parent Board of Directors meeting held on June 26, 1998, the results of a review by a Parent task force, which included participation by outside consultants and which validated Parent's commercial telecommunications strategy, was presented and Parent's Board of Directors was updated on the status of the discussions with the Company and the implications of a potential transaction. On the same day, the parties, representatives of Bear Stearns and representatives of DLJ met to discuss transaction structures and valuations, and potential timetables to reach a conclusion for the negotiations. Over the subsequent three weeks, a number of meetings between the parties were held to further define the transaction structure, exchange preliminary drafts of transaction documentation, and discuss transaction valuations.

  At a regularly scheduled Board of Directors meeting of Parent held on July 23, 1998, management presented a detailed summary of the status of discussions. During the week of July 27, members of management and counsel for the companies met with outside counsel and investment banking advisors to discuss and negotiate specifics regarding the transaction structure and related issues. In the ensuing weeks, the parties engaged in ongoing negotiations with a view toward finalizing the terms and conditions of a transaction, with active participation by investment bankers, outside counsel and regulatory counsel. As a result of significant progress toward an agreement on terms, the parties reached an agreement to hold simultaneous Boards of Directors meetings on Sunday, August 30, to seek approval of the transaction if progress continued. However, due to volatility in the stock markets on Thursday, August 27, concerns related to economic instability in certain regions (including, Russia, Asia, Central and South America and other emerging markets), additional issues that arose in the negotiations related to those developments and the fact that certain issues proved more difficult to address than had been anticipated, the parties subsequently agreed that Board of Directors meetings would be premature.

  Negotiations continued and sufficient progress was made in resolving outstanding issues such that the parties agreed to seek Board approval at the regularly scheduled Company Board of Directors meeting on September 18, 1998 and a special Parent Board of Directors meeting that same day.

  A special telephonic meeting of the Parent Board of Directors to consider the proposed transaction began at approximately 5:00 p.m. on September 18, 1998 and continued for several hours. The presentation to and discussion by the Parent Board of Directors was wide-ranging and included, among other things, a review of (i) management's current view of the financial condition and prospects of the Company; (ii) the strategic value of the proposed transaction and the possible effects of the transaction on Parent's shareholders, operations, customers and future growth, and its financial condition and prospects; and (iii) the current state of the telecommunications industry and trends in the foreseeable future. A summary of the financial implications of the transaction was also provided. In addition, Bear Stearns presented its view as to possible market reactions and competitive responses to the potential transaction. The General Counsel of Parent also reviewed with Parent's Board the transaction structure and various legal and regulatory issues relating to the proposed transaction. In addition, Bear Stearns rendered its opinion to the Parent Board of Directors that the transactions contemplated by the Merger Agreement, taken as a whole, were fair from a financial point of view to the shareholders of Parent. After receiving such advice and after reviewing various additional information relating to the transaction, the Parent Board of Directors unanimously (with the exception of directors who were absent or who recused themselves) approved the terms and conditions of the proposed transaction with the Company, including the terms and conditions of the Merger Agreement and the other transaction documents contemplated thereby.

  During the period from August 1997 through September 1998, the Company's management made a number of presentations to the Company's Board of Directors and the Strategic Planning Committee of the Company's Board of Directors as to the discussions with Parent and proposed transaction terms and structure. The Company's Board of Directors were briefed by management and considered the strategic aspects of the Transaction or alternative structures at various meetings held in 1997 (including on August 15, September 19, October 17 and November 21) and in 1998 (including on January 16, February 20, April 17, May 15, July 17 and September 18). The Strategic Planning Committee of the Company's Board of Directors also were briefed by management and considered the strategic aspects of the Transaction or alternative structures at various meetings held in 1997 (including on August 15, September 10, September 17, October 8, November 20, and December 22) and in 1998 (including on January 8, January 15, February 9, March 6, April 16, May 14, June 10, June 12, June 17, July 16, August 21, September 15, and September 18). In certain of those instances, the Strategic Planning Committee met in joint session with the Finance Committee of the Company's Board of Directors. During the same period, management consulted frequently with DLJ, the Company's financial advisor for the Transaction. DLJ also participated in certain of the meetings with Parent, Bear Stearns, the Company's Board of Directors and the Strategic Planning Committee. The Company's Board of Directors approved the transactions by unanimous vote (excluding directors who either were absent or recused themselves) at its regularly scheduled meeting on September 18, 1998. The factors considered in approving the Merger Agreement and the transactions contemplated thereby, and in recommending that shareholders tender their Shares pursuant to the Offer, are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to shareholders of the Company herewith. Following the conclusion of Parent's Board of Directors meeting on the evening of Friday, September 18, 1998, the parties executed the Merger Agreement and the other Transaction Agreements and publicly announced the Merger on Sunday, September 20.

  12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; SHAREHOLDERS AGREEMENT; REGISTRATION RIGHTS AGREEMENT; CARRIER ACQUISITION AGREEMENT.

  Purpose of the Offer and the Merger. The purpose of the Offer is to enable Parent to acquire a significant equity interest in the Company while remaining below the ownership limitations imposed by the Satellite Act. Following the Offer and subsequent to the repeal or amendment of the Satellite Act as is necessary in order to permit the Merger, Parent and Acquisition Sub intend to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger. Upon consummation of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Parent. Accordingly, the Shares will cease to be publicly traded and will no longer be quoted on the NYSE.

  IN VIEW OF THE AUTHORIZED CARRIER CONDITIONS, IT IS EXPECTED THAT A SIGNIFICANT PERIOD OF TIME WILL ELAPSE BETWEEN THE COMMENCEMENT AND THE CONSUMMATION OF THE OFFER, WHILE THE PARTIES SEEK TO OBTAIN THE REGULATORY APPROVALS REQUIRED IN ORDER TO SATISFY THE CONDITIONS TO THE OFFER. THE PURCHASER MAY BE

REQUIRED TO EXTEND THE EXPIRATION DATE ONE OR MORE TIMES WHILE THE PURCHASER SEEKS TO OBTAIN SUCH REGULATORY APPROVALS. IN ADDITION, IN VIEW OF THE NEED FOR LEGISLATION RELATING TO THE AMENDMENT OR REPEAL OF THE SATELLITE ACT AND FOR ADDITIONAL REGULATORY APPROVALS AS CONDITIONS TO THE CONSUMMATION OF THE MERGER, THERE MAY BE A FURTHER SIGNIFICANT PERIOD OF TIME BETWEEN THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE CONSUMMATION OF THE MERGER. THERE CAN BE NO ASSURANCE THAT ANY SUCH REGULATORY APPROVALS WILL BE OBTAINED OR ANY SUCH LEGISLATION WILL BE ENACTED, AND IF OBTAINED AND ENACTED, THERE CAN BE NO ASSURANCE AS TO THE DATE SUCH APPROVALS AND ENACTMENTS WILL OCCUR. SEE SECTION 14.

  Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will continue without substantial change and that Parent will integrate the Company with Parent's existing telecommunications business. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and the Merger and after the consummation of the Offer and the Merger, and will take such further actions as it deems appropriate under the circumstances then existing. Such actions could include changes in the Company's business, corporate structure, Articles of Incorporation, By-Laws, capitalization or management, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. Following consummation of the Offer but prior to consummation of the Merger, Parent will have the right to nominate and vote for only three (3) out of fifteen (15) members of the Board of Directors of the Company, and Parent will not control the Company during such period.

  Under the Satellite Act, as currently in effect, assuming the Purchaser receives approval of the FCC to be an Authorized Carrier, (i) Parent, the Purchaser and their affiliates are prohibited from owning in excess of 50% of the issued and outstanding Company Common Stock, minus any shares held by other Authorized Carriers and (ii) Parent and the Purchaser are prohibited from voting the Shares acquired in the Offer for more than three candidates for the Board of Directors of the Company. It is a condition to consummation of the Merger, but not to consummation of the Offer, that the Satellite Act have been amended or repealed in a manner necessary to permit the consummation of the Merger as contemplated by the Merger Agreement.

  The Merger Agreement.

  The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 8, "Available Information," of this Offer to Purchase.

  The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the Offer Conditions (which are set forth in Section 14), the Purchaser will purchase the Maximum Number of Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser may modify and extend the terms of the Offer as described in Section 1. Subject to the terms and conditions of the Offer, the Purchaser shall pay, as soon as reasonably practicable after it is permitted to do so under applicable law, for all Shares validly tendered and not withdrawn (subject to proration, if applicable). See Sections 1 and 4.

  The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DCBCA and the Delaware General Corporation Law (the "DGCL"), at the effective time of the Merger (the "Effective Time"), the Forward Merger will be effected as soon as practicable following the satisfaction or waiver of certain conditions to the Merger (as outlined in Section 12) or on such other date as the parties hereto may agree; provided, however, that if certain conditions relating to the tax treatment of the Merger and the receipt of certain governmental approvals (as outlined in Section 12) are not satisfied, then the Reverse Merger shall be effected. At the Effective Time, if the Forward Merger is effected, then the separate existence of the Company shall cease and Acquisition Sub shall continue as the surviving corporation under the name "COMSAT Corporation" or, if the Reverse Merger is effected, then the separate existence of Acquisition Sub shall cease and the Company shall continue as the Surviving Corporation.

  If the Forward Merger is consummated, the Certificate of Incorporation and By-Laws of Acquisition Sub, each as in effect at the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, until amended in accordance with applicable law, except that Article FIRST of the Certificate of Incorporation shall be amended so that it reads in its entirety as follows: "The name of the corporation is COMSAT Corporation." If the Reverse Merger is consummated, the Articles of Incorporation of the Company shall be amended at the Effective Time to read in their entirety as set forth in an exhibit to the Merger Agreement and shall be the Articles of Incorporation of the Surviving Corporation, and the By-Laws of the Company as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, each until amended in accordance with applicable law.

  Consideration to be Paid in the Merger. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held in the treasury of the Company, held by the Purchaser, held by Parent, if any, and Dissenting Shares, if any) will be converted into the right to receive 0.5 shares of Parent Common Stock, subject to adjustment as provided in the Merger Agreement (the "Merger Consideration").

  The Merger Agreement provides that each share of Company Common Stock held in the treasury of the Company, each share of Company Common Stock held by the Purchaser, and each share of Company Common Stock held by Parent, if any, immediately prior to the Effective Time shall be cancelled and retired and cease to exist and no consideration shall be received therefor; provided, that shares of Company Common Stock held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of Parent or the Company or any of their respective subsidiaries shall be deemed not to be held by Parent, the Purchaser or the Company regardless of whether Parent, the Purchaser or the Company has, directly or indirectly, the power to vote or control the disposition of such shares of Company Common Stock.

  In addition, the Merger Agreement provides that in the case of the Forward Merger, each share of common stock, par value $1.00 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of the Surviving Corporation, or in the case of the Reverse Merger, be converted into and exchangeable for one share of common stock of the Surviving Corporation.

  Surviving Corporation's Directors and Officers. The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed.

  Dissenting Shares. Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such Shares in favor of the Merger and shall have delivered a written demand for appraisal of such Shares in the manner provided in Section 29-373 of the DCBCA shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the DCBCA. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration.

  Stock Options and Awards. The Merger Agreement provides that, except as provided below, as of the Effective Time, Parent shall assume all options (the "Company Stock Options") granted under the Company's Stock Option Plans (the "Company Stock Option Plans") and any program of the Company or any of its subsidiaries that affords employees and directors of the Company and its subsidiaries the opportunity to acquire shares of Company Common Stock, each as amended (the "Company Stock Plans"). Each Company Stock Option outstanding at the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions, mutatis mutandis, as were applicable under such Company Stock Option prior to the Effective Time, (i) the number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact then exercisable), (ii) at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such assumed Company Stock Option, provided that the number of shares of Parent Common Stock that may be purchased upon exercise of any such option and other right to acquire shares of Parent Common Stock (the "Parent Stock Option") shall not include any fractional share and, upon exercise of any such Parent Stock Option, a cash payment shall be made for any fractional share based on the last sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. The Company shall amend each other benefit plan, agreement or arrangement that provides benefits or payments by reference to the price of the Company Common Stock, other than the Company Stock Option Plans, to provide that as of and after the Effective Time, the payments or benefits shall be measured by reference to the price of shares of Parent Common Stock, determined in like manner to the adjustments prescribed above with respect to the exercise price of Company Stock Options and the number of shares of the Company Common Stock into which Company Stock Options are exercisable. In respect of each Company Stock Option to be converted into options or rights to acquire Parent Common Stock, Parent has agreed to file as soon as practicable after the Effective Time with the Commission, and keep current the effectiveness of, a registration statement on Form S-8 or other appropriate form for as long as such options or rights remain outstanding (and maintain the current status of the prospectus with respect thereto). Parent has agreed to reserve for issuance a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable under the Company Stock Options. In the Merger Agreement, the Company has agreed to terminate each employee stock purchase plan it maintains for its or any of its subsidiaries' employees no later than the Effective Time.

  The Merger Agreement also provides that the Company shall cause to be amended certain plans (the "Plans") and/or the Company's Board of Directors shall adopt a resolution to provide that (i) for purposes of certain of the Company's Plans, neither the execution of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement nor approval of the Merger Agreement or the transactions contemplated thereby by the Company's Board of Directors or shareholders shall be a "Change in Control" of the Company (or any similar triggering event resulting in the acceleration or other change in the terms of benefits payable under the Plans); and (ii) for the purposes of certain of the Company's Plans, a "Change in Control" of the Company (or any similar triggering event resulting in the acceleration or other change in the terms of benefits payable under the Plans) shall occur at the Effective Time.

  The Merger Agreement also provides that, for a period of at least one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each of the Company's employees with qualified plan and employee welfare plan benefits (other than plans provided exclusively to management) which are comparable in the aggregate to the qualified plan and welfare plan benefits (other than plans provided exclusively to management) provided to such employees of the Company immediately prior to the Effective Time. As of the Effective Time, Parent will assume and will cause the Surviving Corporation to assume in accordance with their terms all Plans and agreements listed on a disclosure schedule to the Merger Agreement.

  Approval Required; Shareholders Meeting. The DCBCA requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors of the Company and by the holders of two-thirds ( 2/3) of the Company's outstanding shares of Company Common Stock. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional corporate action of the Company that is necessary to effect the Merger is approval by the Company's shareholders. See also"--Conditions to the Merger" and "Certain Conditions of the Offer" for a discussion of other conditions that must be satisfied prior to the consummation of the Offer and the Merger. Under the DCBCA, the affirmative vote of holders of two-thirds ( 2/3) of the outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger.

  Pursuant to the Merger Agreement, the Company will duly call a special meeting of its shareholders (the "Company Shareholders Meeting") at such time as determined by Parent, after consultation with the Company, for the purpose of voting upon the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that in connection with the Company Shareholders Meeting, Parent will, in cooperation with the Company, (i) as soon as reasonably practicable after the date of the Merger Agreement, prepare and file with the Commission preliminary proxy materials which shall constitute the Proxy Statement/Prospectus in connection with the Merger and a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger, together with any other materials required to be filed with the Commission in connection with the Merger. Each of Parent and the Company shall use all reasonable efforts to have such Proxy Statement/Prospectus and any supplement or amendment thereto cleared by the Commission and kept effective as long as is necessary to consummate the Merger. The Proxy Statement/Prospectus will be mailed to the shareholders of the Company prior to the Company Shareholders Meeting. The Company has agreed, subject to its fiduciary duties under applicable law, to include in the proxy statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE SHAREHOLDERS OF THE COMPANY. ANY SUCH SOLICITATION WHICH THE COMPANY, PARENT, ACQUISITION SUB OR THE PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

  Interim Operations. The Company has agreed that during the period from the date of the Merger Agreement until the Effective Time (except as permitted by, or described in, the Merger Agreement or as consented to in writing by Parent, which consent will not be unreasonably withheld or delayed) the business of the Company and its subsidiaries shall be conducted according to its ordinary course, using commercially reasonable efforts to preserve intact its business organization and goodwill and maintain satisfactory relationships with those persons having business relationships with them, and using commercially reasonable efforts to keep available the services of its officers and employees. In addition, subject to the exceptions described above and exceptions described in the Company's disclosure schedule to the Merger Agreement, both of the Company and its subsidiaries:

    (i) except as required to give effect to changes in law, shall not amend their respective articles of incorporation or by-laws or other comparable governing instruments in a manner that would adversely affect the consummation of the transactions contemplated by, or otherwise adversely affect the rights of Parent or its subsidiaries under, any Transaction Agreement;

    (ii) shall not, and shall not permit any of its subsidiaries to, issue any shares of their capital stock or Equity Securities (as defined below) (except by the Company as permitted by the Merger Agreement, in connection with the Company Stock Options that are outstanding on the date of the Merger Agreement or which may thereafter be granted as permitted by the Merger Agreement under Company Stock Plans or shares of Company Common Stock pursuant to nondiscretionary grants under the current terms of any benefit plan existing as of the date of the Merger Agreement), or grant, confer or award any options, appreciation rights, warrants, conversion rights, restricted stock, stock units, performance shares or other rights, not existing on the date of the Merger Agreement, with respect to any shares of its capital stock or other Equity Securities of the Company or its subsidiaries except that, during the twelve-month period beginning upon the date of the Merger Agreement and ending on the first anniversary thereof and during each subsequent twelve-month period ending upon subsequent anniversaries thereof, the Company may grant Company Stock Options to acquire up to the number of shares of Company Common Stock as is equal to 1.5% of the number of issued and outstanding shares of Company Common Stock as of the end of the preceding fiscal year pursuant to the continued operation of the Company Stock Plans, and up to 200,000 shares of Company Common Stock during each calendar year beginning after the date of the Merger Agreement pursuant to the continued operation of the Company Employee Stock Purchase Plan, all in the ordinary course of business and consistent with past practice, or effect any stock split or otherwise change its capitalization. The term "Equity Securities" of a person means the capital stock of the person and all other securities (whether or not issued by such person but excluding any exchange traded or privately granted options) convertible into or exchangeable or exercisable for any shares of its capital stock, all rights or warrants to subscribe for or to purchase, all options for the purchase of, and all calls, commitments, agreements, arrangements, undertakings or claims of any character relating to, any shares of its capital stock and any securities convertible into or exchangeable or exercisable for any of the foregoing;

    (iii) shall not, and shall not permit any of its subsidiaries to, (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular quarterly cash dividends not to exceed $0.05 per share of Company Common Stock and dividends and distributions from subsidiaries of the Company to the Company or another of its subsidiaries) or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action;

    (iv) shall not pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries;

    (v) except (A) as required by law (including any amendment required to maintain the qualification of any benefit plan intended to be "qualified" under Section 401(a) of the Code), or (B) as contemplated by the Merger Agreement, shall not, (a) except in the ordinary course of business and consistent with past practice, enter into or amend any employment or similar agreements or arrangements with any of its directors or executive officers, (b) amend or otherwise change the terms of any benefit plan in any manner which would constitute a material change in plan design or materially increase the cost of a benefit plan, including, without limitation, amend any employment, severance or similar agreements or arrangements in existence on the date of the Merger Agreement, (c) adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements, or (d) except in the ordinary course of business and consistent with past practice, increase any compensation, bonus or other benefits payable to any current or former director or executive officer;

    (vi) shall not transfer, sell, lease, license or dispose of any material lines of business, subsidiaries, divisions, operating units or facilities (other than facilities currently closed or currently proposed to be closed) outside the ordinary course of business or enter into any material commitment or transaction outside the ordinary course of business;

    (vii) shall not, and shall not permit any of its subsidiaries to, authorize, propose or announce an intention to authorize or propose to another person, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of assets of whatever nature, tangible, intangible, real or personal ("Assets") or Equity Securities (other than the purchase of Assets in the ordinary course of business), any disposition of Assets or Equity Securities (other than the disposition of Assets or Equity Securities in the ordinary course of business) or any release or relinquishment of any contract rights in which, in any such case, the aggregate consideration is in excess of $5 million for any individual transaction or $20 million for all of such transactions in any one year period or which would materially adversely affect the ability of the Company or any of its subsidiaries to consummate any of the transactions contemplated by the Merger Agreement. For purposes of this paragraph (vii), paragraph (ix), paragraph (x)(B) and paragraph (xii) only, any actions taken by the Company to preserve substantially (or to increase or decrease such interest by no more than 2.0% in any fiscal year) its ownership interest in INTELSAT or Inmarsat existing on the date of the Merger Agreement in connection with (A) annual share redeterminations and adjustments or (B) pursuant to capital calls approved by the governing bodies of INTELSAT or Inmarsat in accordance with their charter documents, shall be deemed to be in the ordinary course of the Company's business;

    (viii) shall not make any material tax election other than in the ordinary course of business and consistent with past practice, or settle or compromise any tax liability in excess of $3 million arising from or in connection with any single issue;

    (ix) shall not make or agree to make any capital expenditures other than
  (A) expenditures in the ordinary course of business, (B) capital expenditures that are consistent with the Company's strategic business plans (the "Company Business Plans") and (C) additional capital expenditures not in excess of $5 million;

    (x) except in the ordinary course of business and except as consistent with the Company Business Plans, shall not, and shall not permit any of its subsidiaries to, (A) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other person (other than the Company and its subsidiaries) in excess of $5 million per occurrence and $20 million in the aggregate or (B) make any loans or advances to any other person (other than the Company and its subsidiaries) in excess of $5 million per occurrence and $20 million in the aggregate;

    (xi) except as required by law or generally accepted accounting principles ("GAAP"), shall not effect any material change in any of its methods of accounting in effect as of December 31, 1997;

    (xii) except as provided in the Shareholders Agreement, shall not impose limitations not already in existence on the date of the Merger Agreement, not imposed on other shareholders of the Company, on the enjoyment by any of Parent and its subsidiaries of the legal rights generally enjoyed by shareholders of the Company;

    (xiii) shall not pay, discharge or satisfy any material liabilities, other than the payment, discharge or satisfaction of any such liability (A) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company and its subsidiaries, (B) incurred in the ordinary course of business or (C) which is legally required to be paid, discharged or satisfied;

    (xiv) shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any plan of merger or consolidation of any of its subsidiaries in which such subsidiary is not the surviving entity;

    (xv) shall not, and shall not permit any of its subsidiaries to, take any action which would make any representation or warranty of the Company contained in the Merger Agreement untrue or incorrect in any material respect as of the Effective Time;

    (xvi) shall not fail to take reasonable efforts to cause the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code; and

    (xvii) shall not enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions.

  The Merger Agreement also provides that any actions taken pursuant to U.S. Government instruction and any actions taken in good faith by the Company or its subsidiaries in connection with the planned privatization of INTELSAT or Inmarsat shall not be considered a breach of its obligations under the Merger Agreement. Notwithstanding the foregoing, other than as described in the Merger Agreement or pursuant to the existing INTELSAT Documents, the Existing Inmarsat Documents, or the Inmarsat Restructuring Documents or the New Skies Documents (as such terms are defined in the Merger Agreement), the Company shall not:

    (i) sell, transfer, assign or dispose of or agree to sell, transfer, assign or dispose of the INTELSAT Interests or the Inmarsat Interests (each as defined in the Merger Agreement) (including, without limitation, by entering into any options with respect thereto);

    (ii) enter into any voting rights, proxy or other agreement with respect to the voting of any of the INTELSAT Interests or the Inmarsat Interests that would be binding on Parent, the Company or their respective subsidiaries following the Merger;

    (iii) enter into any lock-up, standstill or other similar agreement (a "Lock-Up Agreement") with respect to the INTELSAT Interests or the Inmarsat Interests that would be binding on Parent, the Company or their respective subsidiaries following the Merger; provided that the Company or its subsidiaries may enter into a Lock-Up Agreement in connection with an initial public offering by INTELSAT, Inmarsat or New Skies Satellites, N.V., on terms that are usual and customary to those entered into by directors, affiliates or significant shareholders in similar transactions; or

    (iv) take any other action or omit to take any action (including by way of votes in the INTELSAT Board of Governors or Meeting of Signatories, or the Inmarsat Council, in either case except to the extent instructed to the contrary by the U.S. Government, pursuant to the Satellite Act) which would reasonably be expected to materially impair the economic value of or any of the rights associated with the INTELSAT Interests or the Inmarsat Interests; provided, that the Company shall not be required to force a vote to be held on a matter in any of the foregoing bodies where consistent with past practice such decision would be decided by consensus rather than a vote.

  No Solicitation. The Merger Agreement provides that the Company shall, and shall cause its subsidiaries and their respective officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents (collectively, "Company Representatives") to immediately cease any discussions or negotiations with any person that may be ongoing with respect to any Acquisition Proposal (as defined below). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any Company Representative to, directly or indirectly,
(i) solicit or initiate, or knowingly encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person (other than Parent or its representatives or affiliates) any information, that may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that if, prior to the Company Shareholders Meeting, the Company's Board of Directors determines in good faith, based upon advice of independent counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors may permit the Company in response to an Acquisition Proposal that was not solicited by the Company or its officers, directors or employees (x) to furnish information (including any non-public information) with respect to the Company (including its subsidiaries) and afford access to its properties, books and records pursuant to a confidentiality agreement designed to reasonably protect the confidentiality of such information, and (y) to participate in discussions or negotiations regarding such Acquisition Proposal. The term "Acquisition Proposal" means any proposal or offer from any person (other than Parent or its representatives or affiliates) to acquire, directly or indirectly, in one or more transactions, assets (including, without limitation, the capital stock of subsidiaries) of the Company or any of its subsidiaries having an aggregate value equal to more than 10% of the market capitalization of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 10% of any class of Equity Securities of the Company, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the Merger Agreement; provided that no transaction specified in the Merger Agreement shall be deemed to be an Acquisition Proposal.

 Except as set forth in the Merger Agreement, neither the Company's Board of Directors nor any committee thereof shall (i) withdraw, modify or materially qualify (or publicly propose to withdraw, modify or materially qualify) its approval or recommendation of the Offer, the Merger or the Merger Agreement,
(ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter, or publicly propose to enter, into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the Company Shareholders Meeting, the Company's Board of Directors determines in good faith, based upon advice of independent counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may terminate the Merger Agreement pursuant to the terms of the Merger Agreement solely in order to concurrently enter into a definitive agreement to effect a Superior Proposal. The term "Superior Proposal" means any bona fide proposal or offer from one or more persons (other than Parent and its affiliates) to acquire, directly or indirectly, in one or more transactions for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and its subsidiaries taken as a whole, and otherwise on terms which the Company's Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the holders of Company Common Stock than are the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (based on the advice of a financial advisor of nationally recognized reputation), is reasonably capable of being financed by such person. Nothing contained above shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or from issuing a communication meeting the requirements of Rule 14d-9(e); provided, however, that neither the Company nor its Board of Directors (or any committee thereof) shall, except as otherwise permitted in the Merger Agreement, withdraw, modify or materially qualify (or publicly propose the foregoing) the Company's position with respect to the Offer, the Merger or the Merger Agreement or approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal.

  The Merger Agreement requires the Company to advise Parent orally and in writing of the Company's receipt of any Acquisition Proposal, any request for information or an inquiry that could lead to or is otherwise related to any Acquisition Proposal, the identity of the person making such request or Acquisition Proposal and the material terms of any such Acquisition Proposal. The Company is under an obligation to keep Parent fully informed of the status and terms (including amendments) of any such request or Acquisition Proposal, unless the Board of Directors determines in good faith, based upon advice of independent counsel, that it is necessary not to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law.

  Reasonable Efforts. The Merger Agreement provides that the parties thereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated thereby. Each party agrees to cooperate and use its respective reasonable efforts to promptly make all filings and obtain all consents and approvals of Governmental Authorities (including, without limitation, the FCC) and other persons necessary to consummate the transactions contemplated thereby including, without limitation, to permit Parent and the Purchaser to consummate the Carrier Acquisition, to cause the Purchaser to become an Authorized Carrier and to consummate the Offer and the Merger. The parties agree to each use all reasonable efforts to resolve any objections as may be asserted under any Antitrust Law or any other applicable law, with respect to any transaction contemplated by the Merger Agreement. If any administrative, judicial or legislative action or proceeding is initiated (or threatened to be initiated) or any other action is taken by any person challenging any transaction contemplated by the Merger Agreement as violative of any Antitrust Law or any other applicable law, the parties agree to cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, ruling, decision, finding or other order (whether temporary, preliminary or permanent) or other official action or decision of any Governmental Authority that is in effect and that restricts, prevents or prohibits consummation of any transaction contemplated by the Merger Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Notwithstanding the foregoing:

    (i) in no event shall Parent or its subsidiaries be required to agree to hold separate or to divest any of their respective businesses or assets, or agree to any other restriction or condition with respect to the acquisition or ownership of any of their respective businesses or assets or the conduct or operation of any of their respective businesses or assets, or following the consummation of the Offer or the Merger, of the Company or any of its subsidiaries, as may be required (i) by any applicable Governmental Authority (including, without limitation, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state attorney general) in order to resolve such objections as such Governmental Authority may have to such transactions under any Antitrust Law, or (ii) by any domestic or foreign court or other tribunal, in any action or proceeding brought by any person challenging such transactions as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of any transaction contemplated by the Merger Agreement, if the Board of Directors of Parent determines in good faith that any such agreement to hold separate or to divest or agreement to other restriction or condition is not in the best interests of Parent; and

    (ii) Except for seeking review by the full FCC of any FCC staff decision denying any application to permit Parent or the Purchaser to consummate the Carrier Acquisition, to cause the Purchaser to become an Authorized Carrier or to consummate the Offer, Parent is not required to undertake or continue any contest or resistance of an action or pending legal proceeding or take any other action if, after taking into account advice of independent counsel with respect to relevant matters, including, without limitation, the likely outcome of the action or proceeding, the timing thereof and the likely costs related thereto, the Board of Directors of Parent determines in good faith that undertaking or continuing any such contest or resistance or taking any such other action is not in the best interests of Parent.

  Directors' and Officers' Insurance; Indemnification. The Merger Agreement provides that, from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Articles of Incorporation and By-Laws and agreements in effect on the date of the Merger Agreement (to the extent consistent with applicable law as of the Effective
Time), which provisions will survive the Merger and continue in full force and effect after the Effective Time, in each case consistent with applicable law. Parent shall, and shall cause the Surviving Corporation to, periodically advance expenses (including attorneys' fees) as incurred by an Indemnified Party with respect to the foregoing to the extent required under the Company's Articles of Incorporation and By-laws in effect on the date of the Merger Agreement (to the extent consistent with applicable law) and any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party. In the Merger Agreement, Parent guarantees the obligation of the Surviving Corporation provided for above.

  The Merger Agreement also provides that, for a period of six years after the Effective Time, Parent shall use reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

  Conditions to the Merger. The Merger Agreement provides that the respective obligations of the Company, Parent and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

    (i) the Purchaser shall have purchased Shares pursuant to the Offer;

    (ii) the Satellite Act, and other applicable laws, shall have been amended or repealed, and all applicable proceedings before the FCC or other Governmental Authority (as defined below) necessary to implement such amendment or repeal shall have been completed to the extent necessary to permit the consummation of the Merger as contemplated by the terms of the Merger Agreement;

    (iii) any applicable waiting period related to the Merger under the Antitrust Laws shall have terminated or expired and all consents or approvals required under the Antitrust Laws shall have been received;

    (iv) the Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved upon official notice of issuance for listing on the NYSE;

    (v) the Form S-4 shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or threatened by the Commission; and

    (vi) the shareholders of the Company shall have approved the Merger and the Merger Agreement pursuant to Section 29-367 of the DCBCA.

  In addition, the obligations of Parent and Acquisition Sub to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (i) (A) after the date of the Merger Agreement, there shall not have been any change in existing law or any new law promulgated, enacted, enforced or deemed applicable to the Company or to the transactions contemplated by the Merger Agreement nor (B) shall INTELSAT or Inmarsat have adopted a plan for privatization, or have been privatized, in whole or in part, in a manner or pursuant to terms and conditions (or, in the case of an adopted plan, proposed terms and conditions), in the case of either clause (A) or clause
  (B) that Parent determines in good faith (after consultation with the Company) would reasonably be expected to have a Significant Adverse Effect (as defined below);

    (ii) all consents and approvals from Governmental Authorities (including the FCC) or any other person required for the consummation of the Merger as contemplated by the terms of the Merger Agreement shall have been granted, except where the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to have a Significant Adverse Effect; and

    (iii) since the date of the Merger Agreement, there shall not have occurred any event that has had or would reasonably be expected to have a Significant Adverse Effect.

  The Merger Agreement also provides that the obligation of each party to effect the Forward Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions and if any of the following conditions are not satisfied, but the conditions set forth in the paragraphs above are satisfied, the Reverse Merger shall be effected:

    (i) the aggregate fair market value of the Parent Common Stock, deliverable pursuant to the Merger Agreement upon consummation of the Forward Merger, based upon the most recent closing price of such stock on the NYSE Composite Tape on the last full trading day prior to the Effective Time (the "Stock Value"), would be at least 40% of the sum of (A) the Stock Value, (B) the aggregate amount paid by Parent to purchase Shares pursuant to the Offer, (C) cash payable in respect of Dissenting Shares (assuming for these purposes that the per share amount payable in respect of Dissenting Shares is $50), and (D) cash payable in respect of fractional shares (assuming for these purposes that each holder of record of Company Common Stock as of the close of the last trading day prior to the Effective Time is entitled to receive $50 in respect of fractional share interests);

    (ii) the Company and Parent shall have received a written tax opinion from their respective counsel stating that the Forward Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Code; and

    (iii) all required consents or approvals from governmental authorities (including the FCC) or any other person shall have been obtained to permit the consummation of the Forward Merger, except where the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company's business.

  For purposes of the Merger Agreement the term "Significant Adverse Effect" means a Material Adverse Effect on the Company (as hereinafter defined, but including, for purposes of determining whether there has been a Significant Adverse Effect, any effects or changes arising out of, resulting from or relating to general economic, financial or industry conditions) of such seriousness and significance that a reasonable businessperson in similar circumstances would not proceed with the Merger on the terms and conditions set forth in the Merger Agreement.

  The term "Material Adverse Effect," means any change or effect that is materially adverse to (i) the business, properties, operations, results of operations or financial condition of the referenced person and its subsidiaries, taken as a whole, other than any effects or changes arising out of, resulting from or relating to general economic, financial or industry conditions or (ii) the ability of any of the referenced person and its subsidiaries to perform its obligations under the Merger Agreement and the Carrier Acquisition Agreement.

  IN VIEW OF THE AUTHORIZED CARRIER CONDITIONS, IT IS EXPECTED THAT A SIGNIFICANT PERIOD OF TIME WILL ELAPSE BETWEEN THE COMMENCEMENT AND THE CONSUMMATION OF THE OFFER, WHILE THE PARTIES SEEK TO OBTAIN THE REGULATORY APPROVALS REQUIRED IN ORDER TO SATISFY THE CONDITIONS TO THE OFFER. THE PURCHASER MAY BE REQUIRED TO EXTEND THE EXPIRATION DATE ONE OR MORE TIMES WHILE THE PURCHASER SEEKS TO OBTAIN SUCH REGULATORY APPROVALS. IN ADDITION, IN VIEW OF THE NEED FOR LEGISLATION RELATING TO THE AMENDMENT OR REPEAL OF THE SATELLITE ACT AND FOR ADDITIONAL REGULATORY APPROVALS AS CONDITIONS TO THE CONSUMMATION OF THE MERGER, THERE MAY BE A FURTHER SIGNIFICANT PERIOD OF TIME BETWEEN THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE CONSUMMATION OF THE MERGER. THERE CAN BE NO ASSURANCE THAT ANY SUCH REGULATORY APPROVALS WILL BE OBTAINED OR THAT ANY SUCH LEGISLATION WILL BE ENACTED, AND IF OBTAINED AND ENACTED, THERE CAN BE NO ASSURANCE AS TO THE DATE SUCH APPROVALS AND ENACTMENTS WILL OCCUR. SEE SECTION 14.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Acquisition Sub with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, compliance with laws, litigation, non-contravention, consents and approvals, opinions of financial advisors, undisclosed liabilities and the absence of certain changes with respect to the Company since June 30, 1998.

  Termination; Fees. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the shareholders of the Company) prior to the Effective Time:

    (i) by mutual written consent of the Company and Parent;

    (ii) by the Company or Parent if any court of competent jurisdiction in the U.S. or other U.S. governmental authority shall have issued a final decree, or other order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such decree or other order or other action is or shall have become nonappealable;

    (iii) by Parent if, due to an occurrence or circumstance which would result in a failure to satisfy any of the closing conditions to the Merger (as outlined in Section 14), Parent shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer without the purchase of any Shares thereunder or (C) failed to accept for payment and pay for Shares pursuant to the Offer prior to the one year anniversary of the date of the Merger Agreement; provided that Parent may not terminate pursuant to this paragraph if Parent is in material breach of the Merger Agreement;

    (iv) by the Company if (A) there shall not have occurred a material breach of any representation, warranty, covenant or agreement of the Company or any of its subsidiaries contained in the Merger Agreement and Parent shall have (I) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (II) terminated the Offer without the purchase of any Shares thereunder or (III) failed to accept for payment and pay for Shares pursuant to the Offer on or prior to the one year anniversary of the date of the Merger Agreement or (B) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company or any committee thereof shall have (I) determined that an Acquisition Proposal is a Superior Proposal, and approved a definitive agreement to effect such Superior Proposal and directed the authorized officers of the Company to execute and deliver such definitive agreement concurrently with the effectiveness of the termination of the Merger Agreement pursuant to paragraph (iv)(B) or (II) adopted any resolution to effect any of the foregoing; provided, that such termination under this paragraph (iv)(B) shall not be effective until payment of the Termination Fee required by the Merger Agreement (as defined below);

    (v) by Parent prior to the purchase of Shares pursuant to the Offer, if
  (A) there shall have occurred a breach of any representation or warranty of the Company or its subsidiaries contained in the Merger Agreement that would reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer, (B) there shall have occurred a breach of any covenant or agreement of the Company or its subsidiaries contained in the Merger Agreement that has or would reasonably be expected to have a Material Adverse Effect on the Company or that would reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer, which shall not have been cured prior to the earlier of (I) ten days following notice of such breach and (II) two business days prior to the date on which the Offer expires, (C) the Board of Directors of the Company or any committee thereof shall have (I) determined that an Acquisition Proposal is a Superior Proposal, (II) withdrawn, modified or materially qualified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Acquisition Sub its approval or recommendation of the Offer, the Merger or the Merger Agreement, (III) recommended to the Company's shareholders another Acquisition Proposal, (IV) adopted any resolution to effect any of the foregoing, or (D) the Minimum Condition shall not have been satisfied upon the expiration of the Offer and at or prior to such time a person or group (other than Parent or Acquisition Sub) shall have commenced, publicly proposed or publicly disclosed an Acquisition Proposal;

    (vi) by the Company prior to the purchase of Shares pursuant to the Offer if (A) there shall have occurred a breach of any representation or warranty of Parent or Acquisition Sub contained in the Merger Agreement that would reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer or (B) there shall have occurred a material breach of any covenant or agreement of Parent or Acquisition Sub contained in the Merger Agreement that would reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer which shall not have been cured prior to the earlier of (I) ten days following notice of such breach and (II) two business days prior to the date on which the Offer expires;

    (vii) by Parent or the Company if the shareholders of the Company shall not have approved the Merger and the Merger Agreement at the Company Shareholders Meeting, including any postponement or adjournment thereof, on or before the one year anniversary of the date of the Merger Agreement; or

    (viii) by the Company or Parent if (A) there shall not have occurred a material breach of any representation, warranty, covenant or agreement of such party contained in the Merger Agreement and (B) the Effective Time shall not have occurred on or before the two year anniversary of the date of the Merger Agreement.

    The Merger Agreement also provides that if any of the following shall occur:
    (i) The Company or Parent terminates the Merger Agreement pursuant to paragraph (v)(D) or paragraph (vii) above and, within 12 months thereafter, the Company or any of its subsidiaries enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, involving any person or affiliate, or any group in which such person (or any affiliate thereof, or any group in which such person or affiliate is a member) (A) with whom the Company or any Company Representative had discussions with respect to an Acquisition Proposal, (B) to whom the Company or any Company Representative furnished information with respect to an Acquisition Proposal or (C) who had commenced, publicly proposed or publicly disclosed an Acquisition Proposal or expressed to the Company an interest in an Acquisition Proposal, in the case of each of clauses (A), (B) and (C) after the date of the Merger Agreement and prior to such termination; or
    (ii) The Company terminates the Merger Agreement pursuant to paragraph
  (iv)(B) above;

then, in each case, the Company shall pay to Parent, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such determination pursuant to paragraph (iv)(B) above, a fee, in cash, of $75 million (the "Termination Fee"); provided, that the Company in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination.

  Fees and Expenses. Except as specifically provided in the Merger Agreement or the Registration Rights Agreement, each party shall bear its own expenses incurred in connection with the transactions contemplated by the Transaction Agreements, including, without limitation, out-of-pocket costs, and fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants as well as fees and expenses incident to the negotiation, preparation and execution of the Transaction Agreements and related documentation, preparation of filings and consents with Governmental Authorities and other persons, and any litigation resulting from the execution of the Transaction Agreements; provided, that in the event the Termination Fee becomes payable, the Company shall, upon the receipt of documentation in form reasonably satisfactory to the Company, promptly reimburse Parent and its subsidiaries in cash in immediately available funds, for any of the foregoing expenses of Parent or its subsidiaries, up to $5.0 million in the aggregate.

  Shareholders Agreement.

  The following is a summary of the material terms of the Shareholders Agreement. This summary is qualified in its entirety by reference to the Shareholders Agreement which is incorporated herein by reference, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Shareholders Agreement may be examined and copies may be obtained at the place and in the manner as set forth in Section 8 of this Offer to Purchase.

  In connection with the execution of the Merger Agreement, the Company has entered into a Shareholders Agreement dated as of September 18, 1998, with Parent pursuant to which promptly after the consummation of the Offer, but in any event within thirty (30) days thereafter and from time to time thereafter until the consummation of the Merger or until the Shareholders Agreement is otherwise terminated, the Company will take all actions necessary to cause (i) the election as directors of the Company of three individuals selected by Parent (collectively, the "Parent Designees"), (ii) the appointment of a Parent Designee as a member of the Committee on Audit, Corporate Responsibility and Ethics, the Committee on Compensation and Management Development, the Finance Committee, the Nominating and Corporate Governance Committee, the Committee on Research and International Matters and the Strategic Planning Committee (or committees having similar functions) of the Company's Board of Directors (collectively, the "Committees"), and (iii) if any such Parent Designee shall cease to be a director for any reason, the filling of the vacancy resulting thereby with and individual selected by Parent (such individual thereafter being a Parent Designee). Any Parent officer or employee serving as a director of the Company will be deemed a Parent Designee. Notwithstanding the foregoing, with respect to any election of directors at any meeting of shareholders of the Company that occurs after the consummation of the Offer, the Company shall be deemed to have satisfied its obligations under clause (i) of the foregoing sentence if the three Parent Designees are included on the Company's slate of nominees for election at such meeting of shareholders. The Shareholders Agreement further provides that the Company agrees not to amend or repeal the provisions of Section 3.08 of its By-Laws permitting any three directors to call a special meeting of the board of directors or otherwise amend its Articles of Incorporation or By-Laws in any manner that would adversely affect the rights of Parent or its subsidiaries under the Shareholders Agreement or the Registration Rights Agreement.

  The Shareholders Agreement also provides that the Company shall, at Parent's request, cause its directors to adopt resolutions (i) to approve an amendment to the Company's articles of incorporation to eliminate the transfer restrictions set forth in Section 5.03(c) of the Company's articles of incorporation (the "Amendment"), (ii) to direct that the Amendment be submitted to a vote of the shareholders of the Company and (iii) to recommend approval of the Amendment by the shareholders of the Company.

  The Shareholders Agreement also prohibits Parent and its affiliates from, among other things: (i) purchasing more than 49% of the issued and outstanding shares of Company Common Stock, unless otherwise approved by the Company, (ii) selling or otherwise transferring (a "Transfer") any of their beneficial ownership of shares of Company Common Stock, except in compliance with applicable law and upon receipt of any necessary approvals of any governmental authority, (iii) other than a Transfer which has been approved by the Company's Board of Directors, Transferring any Shares except through a bona fide public offering of Company Common Stock pursuant to a registration statement effective under the Securities Act or through a bona fide open market "brokers" transaction as permitted by Rule 144 under the Securities Act and (iv) soliciting proxies with respect to the Company in opposition to any matter which has been recommended by the Company's Board of Directors or in favor of any matter which has not been approved by the Company's Board of Directors.

  Registration Rights Agreement.

  The following is a summary of the material terms of the Registration Rights. This summary is qualified in its entirety by references to the Registration Rights Agreement which is incorporated herein by reference, copy of which as been filed with the Commission as an exhibit to the Schedule 14D-1. The Registration Rights Agreement may be examined and copies may be obtained at the place and in the manner as set forth in Section 8 of this Offer to Purchase.

  In connection with the Merger Agreement, Parent and the Company have entered into the Registration Rights Agreement dated as of September 18, 1998 pursuant to which, after the termination of the Merger Agreement and assuming the Purchaser acquired Company Common Stock pursuant to the Offer, the Parent has the right (the "Demand Registration Right") to require the Company to prepare and file up to five registration statements under the Securities Act to register shares of Company Common Stock held by Parent. However, the Company is not required to effect a registration of Company Common Stock for less than 3,000,000 Shares in the aggregate. In addition, if with respect to an underwritten offering, the managing underwriter advises against proceeding with such offering because the number of Shares proposed to be included in such offering would adversely affect the offering, Parent can request, subject to the limitation described above, registration of the maximum number of Shares which it is advised can be sold without adverse effect. Expenses related to the exercise of the Demand Registration Right will generally be payable by the Company.

  Under the Registration Rights Agreement, Parent also has the right (the "Piggy-Back Registration Right"), with respect to any underwritten offerings, including registered offerings, of Company Common Stock for cash proposed by the Company, to require the Company to include Company Common Stock held by Parent in such offering and registration, except the Company shall not be required to effect a registration of Company Common Stock owned by Parent in any registration statement on Form S-4 or S-8 or a registration statement filed in connection with an exchange offer or other offering of securities solely to the then existing shareholders of the Company. Expenses relating to exercises of the Piggy-Back Registration Right will generally be payable by the Company.

  In other respects, the Registration Rights Agreement contains terms that are customary to registration rights agreements of its type including mutual indemnification provisions and black-out provisions relating to the prohibition of the sale of shares of the Company's Common Stock for a certain period of time.

  Carrier Acquisition Agreement.

  The following is a summary of the material terms of the Carrier Acquisition Agreement. This summary is qualified in its entirety by references to the Carrier Acquisition Agreement which is incorporated herein by reference, copy of which as been filed with the Commission as an exhibit to the Schedule 14D-
1. The Carrier

Acquisition Agreement may be examined and copies may be obtained at the place and in the manner as set forth in Section 8 of this Offer to Purchase.

  In connection with the Merger Agreement and to facilitate consummation of the Offer and the Merger, the Company has entered into a Carrier Acquisition Agreement dated as of September 18, 1998 with Parent, the Purchaser and CGSI, pursuant to which CGSI will be merged with and into the Purchaser (the "Carrier Acquisition") as soon as practicable following the satisfaction or waiver of the conditions set forth in the Carrier Acquisition Agreement, or on such other date as the parties may agree, but in all events prior to the consummation of the Offer. At the effective time of the Carrier Acquisition, the separate existence of CGSI shall cease and the Purchaser shall continue as the surviving entity under the name "COMSAT Government Systems, LLC."

  In the Carrier Acquisition, the Purchaser will acquire the common carrier telecommunications business of CGSI. In connection with this transaction, the Purchaser will seek the approvals from appropriate Governmental Authorities (including the FCC) necessary to continue the common carrier telecommunications business of CGSI and to purchase the Maximum Number of Shares pursuant to the terms of the Offer.

  13. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides that, prior to the Effective Time, the Company and each of its subsidiaries shall not, without the prior written consent of Parent, (i) declare or pay any dividend on or make other distributions (whether in stock, cash or property) in respect of any of its capital stock, except regular quarterly cash dividends not to exceed $0.05 per Share and dividends from subsidiaries of the Company to the Company or another of its subsidiaries or
(ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock of any of its subsidiaries or make any commitment for any such action.

  If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) other than as permitted by the Merger Agreement, issue or sell, or enter into any arrangement or contract with respect to the issuance or sale of, any additional securities (including rights, options or warrants, conditional or otherwise) of the Company or otherwise cause an increase in the number of outstanding securities (including rights, options or warrants, conditional or otherwise) of the Company, or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, subject to the provisions of the Merger Agreement, the Purchaser, in its sole judgment, may make such adjustments in the Offer Price and the other terms of the Offer as it deems appropriate in the Offer Price and other terms of the Offer (including, without limitation, the number and type of securities offered to be purchased, the amounts payable therefor and the fees payable hereunder).

  If, on or after the date of the Merger Agreement, the Company should, other than as permitted by the Merger Agreement, declare or pay any cash or stock dividend or other distribution (including the issuance of any securities) on or issue any rights with respect to the Shares payable or distributable to shareholders of record on a date before the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares accepted for payment pursuant to the Offer, then, subject to the provisions of the Merger Agreement, (i) the Offer Price payable by the Purchaser pursuant to the Offer may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and
(ii) the whole of any such non-cash dividend, distribution or right (a) will be received and held by the tendering shareholder for the account of the Purchaser and shall be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer and (b) at the direction of the Purchaser, will be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will be remitted promptly to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser, in its sole discretion.

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

  If, on or after the date of the Merger Agreement, the outstanding shares of Parent Common Stock are changed into a different number or a different class or series of shares by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares or any other similar transaction, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by the Merger Agreement prior to such reclassification, recapitalization, stock split, reverse stock split, combination, exchange or dividend.

  14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, in addition to (and not in limitation of) the Purchaser's rights pursuant to the Merger Agreement to, in its sole discretion, extend or amend the Offer at any time, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer, if, in the sole judgment of the Purchaser, any of the following events occurs:

    (i) immediately prior to the Expiration Date of the Offer, (A) any applicable waiting period under the Antitrust Laws shall not have terminated or expired and all consents or approvals required under the Antitrust Laws shall not have been received, (B) the Minimum Condition shall not have been satisfied, (C) the Shareholder Approval Condition shall not have been satisfied, (D) any of the Authorized Carrier Conditions shall not have been satisfied or (E) Parent or its subsidiaries shall not have the right to vote any of the shares without restriction or limitation except as expressly set forth in Section 303 of the Satellite Act (47 U.S.C. (S) 733); or

    (ii) on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist:

      (A) any of the representations or warranties of the Company contained in the Merger Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at any time prior to consummation of the Offer, except for changes permitted by the Merger Agreement and except where the failure to be so true and correct would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; provided, that if any such failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) is curable by the Company through the exercise of its reasonable efforts, then Parent may not terminate the Offer under this subsection (A) until ten business days after written notice thereof has been given to the Company by Parent and unless at such time the matter has not been cured; or

      (B) the Company shall have breached any of its covenants or agreements contained in the Merger Agreement, except for any such breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; provided that, if any such breach is curable by the Company through the exercise of its reasonable efforts, then Parent may not terminate the Offer under this subsection (B) until ten business days after written notice thereof has been given to the Company by Parent and unless at such time the breach has not been cured; or

      (C) (I) after the date of the Merger Agreement, there shall have been any change in existing law or any new law promulgated, enacted, enforced or deemed applicable to the Company or to the transactions contemplated by the Merger Agreement or (II) INTELSAT or Inmarsat shall have adopted a plan for privatization, or have been privatized, in whole or in part, in a manner or pursuant to terms and conditions (or, in the case of an adopted plan, proposed terms and conditions), in the case of either clause (I) or clause (II) that Parent determines in good faith (after consultation with the Company) would reasonably be expected to have a Material Adverse Effect on the Company; or

      (D) any fact or circumstance exists or shall have occurred that has or would reasonably be expected to have a Material Adverse Effect on the Company; or

      (E) there shall have occurred (I) any general suspension of trading in securities on the NYSE (other than intra-day trading halts), (II) the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. (whether or not mandatory), (III) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the U.S. and that would reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer, (IV) any limitation or proposed limitation (whether or not mandatory) by any governmental authority or other instrumentality of the U.S. that materially adversely affects generally the extension of credit by banks or other financial institutions, or (V) in the case of any of the situations described in clauses (I) through (IV) inclusive, existing at the date of the commencement of the Offer, a material acceleration, escalation or worsening thereof; or

      (F) (I) there shall have been a decline in the Standard & Poor's 500 Index of at least 27% from the date of the Merger Agreement through any given day (a "Measurement Date") prior to the termination or expiration of the Offer, and (II) the Standard & Poor's 500 Index shall also be at least 27% lower than on the date of the Merger Agreement on the earlier of (1) the close of trading on the next trading date at least 30 calendar days from such Measurement Date, and (2) the close of trading on the trading date immediately prior to the date on which the Expiration Date would otherwise occur, but for the failure to satisfy this condition; or

      (G) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have (I) recommended an Acquisition Proposal that is a Superior Proposal, (II) withdrawn, modified or materially qualified in a manner adverse to Parent its approval or recommendation of the Offer, the Merger or the Merger Agreement, (III) recommended to the Company's shareholders another offer, or (IV) adopted any resolution to effect any of the foregoing which, in the sole judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

      (H) the Merger Agreement shall have been terminated in accordance with its terms.

  The Merger Agreement provides that the foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to such conditions, or may be waived by Parent in whole or in part at any time and from time to time in its sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  IN VIEW OF THE AUTHORIZED CARRIER CONDITIONS, IT IS EXPECTED THAT A SIGNIFICANT PERIOD OF TIME WILL ELAPSE BETWEEN THE COMMENCEMENT AND THE CONSUMMATION OF THE OFFER, WHILE THE PARTIES SEEK TO OBTAIN THE REGULATORY APPROVALS REQUIRED IN ORDER TO SATISFY THE CONDITIONS TO THE OFFER. THE PURCHASER MAY BE REQUIRED TO EXTEND THE EXPIRATION DATE ONE OR MORE TIMES WHILE THE PURCHASER SEEKS TO OBTAIN SUCH REGULATORY APPROVALS. IN ADDITION, IN VIEW OF THE NEED FOR LEGISLATION RELATING TO THE AMENDMENT OR REPEAL OF THE SATELLITE ACT AND FOR ADDITIONAL REGULATORY APPROVALS AS CONDITIONS TO THE CONSUMMATION OF THE MERGER, THERE MAY BE A FURTHER SIGNIFICANT PERIOD OF TIME BETWEEN THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE CONSUMMATION OF THE MERGER. THERE CAN BE NO ASSURANCE THAT ANY SUCH REGULATORY APPROVALS WILL BE OBTAINED OR THAT ANY SUCH LEGISLATION WILL BE ENACTED, AND IF OBTAINED AND ENACTED, THERE CAN BE NO ASSURANCE AS TO THE DATE SUCH APPROVALS AND ENACTMENTS WILL OCCUR. SEE SECTION 14.

  The term "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, state and foreign laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. The term "EC Merger Regulations" mean Council Regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 and the regulations and decisions of the Council or Commission of the European Community or other organs of the European Union or European Community implementing such regulations.

  15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  General. Except as otherwise disclosed herein or as set forth in the Merger Agreement, based on a review of publicly available filings by the Company with the Commission, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought, except as described below under "State Takeover Statutes." While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

  FCC Approvals. CGSI holds an FCC authorization pursuant to Section 214 of the Communications Act of 1934, as amended (the "Communications Act") to provide international common carrier services on a resale basis. CGSI also holds two fixed earth station licenses with respect to earth stations located in Clarksburg, Maryland for the provision of international fixed satellite service. To obtain the FCC consent required to consummate the Carrier Acquisition, Parent, the Purchaser and the Company will apply to the FCC for the authority necessary to effect a transfer of control of CGSI. Pursuant to
Section 304(b) of the Satellite Act, 47 U.S.C. (S)734(b) and the rules of the FCC, the Purchaser must be a common carrier and receive FCC authorization to become an Authorized Carrier and to acquire up to 49% of the Company's Common Stock as an Authorized Carrier.

  Pursuant to the Communications Act, the Satellite Act and the rules of the FCC, the FCC will require the applicants in connection with each of these applications to show that grant of the applications is consistent with the public interest, convenience and necessity, and to show that the applicant is qualified to control such licenses and authorizations. There can be no assurance as to when and if the requisite FCC approvals will be obtained to permit, and satisfy the related conditions to, consummation of the Offer.

  Satellite Act Amendment or Repeal and Further FCC Approvals. Section 304(b) of the Satellite Act, 47 U.S.C. (S)734(b), provides that only those common carriers that are Authorized Carriers may, in the aggregate, own up to 50% of the issued and outstanding Company Common Stock and that no stockholder, or syndicate or affiliated group of stockholders, other than an Authorized Carrier, shall own more than 10% of the Company's Common Stock. Section 304(f) of the Satellite Act, 47 U.S.C. (S)734(f) provides that, upon application to the FCC, and after notice and hearing, the FCC may compel any Authorized Carrier which owns shares of stock in the Company to transfer to the applicant, for a fair and reasonable consideration, a number of such shares as the FCC determines will advance the public interest and the purposes of the Satellite Act. Accordingly, until the amendment or repeal of the Satellite Act, Parent, the Purchaser, and their affiliates will be prohibited from owning in excess of 50% of the issued and outstanding Company Common Stock, minus any shares held by other Authorized Carriers.

  Section 303 of the Satellite Act, 47 U.S.C. (S)733, sets forth requirements for the Board of Directors of the Company. The Board of Directors consists of fifteen persons, twelve of whom are elected annually by the shareholders and three of whom are appointed for three-year terms by the President of the United States, with the advice and consent of the Senate. No more than six members of the Board of Directors are to be elected by stockholders who are Authorized Carriers and, if Authorized Carriers in the aggregate own eight (8) percent or more of Company Common Stock, no Authorized Carrier may vote its shares for more than three candidates for election to the Company's Board of Directors. Accordingly, until the amendment or repeal of the Satellite Act, Parent and the Purchaser will be prohibited from voting the Shares acquired in the Offer for more than three candidates for the Board of Directors of the Company.

  It is a condition to consummation of the Merger, but not to consummation of the Offer, that the Satellite Act have been amended or repealed in a manner necessary to permit the consummation of the Merger as contemplated by the Merger Agreement. It is also a condition to the Merger that, after the date of the Merger Agreement, there shall have been no change in existing law or any new law promulgated, enacted, enforced or deemed applicable to the Company or to the transactions contemplated by the Merger Agreement that Parent determines in good faith (after consultation with the Company) would reasonably be expected to have a Significant Adverse Effect (as defined in Section 12). See Section 12. With respect to the Offer, it is a condition that there shall have been no change in existing law or any new law promulgated, enacted, enforced or deemed applicable to the Company or to the transactions contemplated by the Merger Agreement that Parent determines in good faith (after consultation with the Company) would reasonably be expected to have a Material Adverse Effect on the Company (as defined in Section 12). Parent and the Company each has agreed, pursuant to the Merger Agreement, to use all reasonable efforts to seek the amendment or repeal of the Satellite Act and any other applicable law, or the applicable provisions thereof, that would prohibit or limit the ability of Parent to acquire and own equity securities of the Company, to appoint all of the officers and directors of the Company following the merger, or to consummate the transactions contemplated by the Merger Agreement. Legislation currently is pending in Congress to amend the Satellite Act to repeal the current ownership and governance restrictions applicable to the Company and to encourage the privatization of INTELSAT and Inmarsat. There can be no assurance as to when and if the requisite repeal or amendment of the Satellite Act will be enacted, and whether any such repeal or amendment would permit, and satisfy the related conditions to, consummation of the Merger or would otherwise contain terms that would have a Material Adverse Effect or Significant Adverse Effect on the Company.

  Parent expects that, following enactment of the amendment or repeal of the Satellite Act, Parent, the Purchaser and the Company will be required to apply to the FCC for the authority necessary to effect a transfer of control of the Company, in a process similar to the applications submitted by Parent and the Purchaser with respect to the transfer of control of CGSI. The precise nature of any approval requirement will depend upon the details of any amendment to or repeal of the Satellite Act. There can be no assurance as to when and if the requisite FCC approvals will be obtained in order to permit, and satisfy the related conditions to, consummation of the Merger.

  Antitrust Compliance. Under the HSR Act, and the rules that have been promulgated by the FTC and the Antitrust Division, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

  Representatives of Parent in a meeting with the staff of the FTC were informed that the government antitrust authorities intend to consider the various subparts of the transactions contemplated by the Merger Agreement as a single integrated merger transaction in which Parent proposes to acquire the Company in its entirety. Thus, rather than requiring separate filings of Notification and Report Forms ("HSR Notices") with respect to the (i) Carrier Acquisition, (ii) Offer, and (iii) Merger, only one filing of an HSR Notice will be required in which all three transactions will be considered. The waiting period with respect to the transactions (including the Offer) under the HSR Act will expire at 11:59 p.m., New York City Time, on the 30th calendar day after filing of HSR Notices by Parent and the Company, unless earlier terminated. If the Governmental Authority reviewing the transactions (one of the FTC or the Antitrust Division) elects to extend the period by requesting additional information or material from Parent and the Company, the waiting period will expire at 11:59 p.m., New York City Time, on the 20th calendar day after Parent and the Company have substantially complied with such request. Thereafter, the waiting period may be extended only by court order. Parent and the Company may agree to not close the transaction, even if the waiting period has expired, in order to allow the government additional time to review the transaction. Parent will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act have expired or been terminated. If all elements of the transactions contemplated by the Merger Agreement have not closed within one year after the HSR Act waiting period expires or is terminated, any such remaining elements will require an additional filing under the HSR Act.

  The FTC and the Antitrust Division frequently review the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to the Purchaser relating to the businesses in which Parent, the Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer.

  There is a possiblility that filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

  State Takeover Statutes. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places or business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders; provided that such laws were applicable only under certain conditions.

  Based on information supplied by the Company, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, shareholders of the Company who do not vote in favor of the Merger will be entitled to receive an amount in cash representing the fair value of the shares possessed if certain specific procedures are followed. A shareholder wishing to exercise the statutory right to dissent pursuant to
Section 29-373 of the DCBCA shall file with the Company at or before the Company Shareholders Meeting a written objection to the Merger. A vote against the Merger will not satisfy the requirement that a written objection be made to the Company. In addition, such shareholder must, within 20 days after the actual date of consummation of the Merger, make a written demand to the Surviving Corporation for payment of the fair value of the shares as of the day prior to the date on which the vote was taken approving the Merger. In exchange for the certificates representing such shares, the shareholder will be paid the fair value of such shares determined in accordance with the procedures described below. Such demand shall state the number and class of shares owned by the dissenting shareholder. A shareholder failing to make demand within the 20-day period shall be bound by the terms of the Merger.

  If the fair value of the shares of any dissenting shareholder is agreed upon by such dissenting shareholder and the Surviving Corporation within the 30 days after consummation of the Merger, payment therefor will be made by the Surviving Corporation within 90 days after the consummation of the Merger upon the surrender of the certificate or certificates representing such dissenting shareholder's shares. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in the Surviving Corporation.

  If within such period of 30 days the shareholder and the Surviving Corporation do not agree as to the fair value of the shares, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the District of Columbia asking for a finding and determination of the fair value of such shares, and will be entitled to judgment against the Surviving Corporation for the amount of such fair value as of the day prior to the date on which the vote was taken approving the Merger, together with interest thereon at a rate of five percent (5%) per annum to the date of the judgment. The judgment will be payable only upon and simultaneously with the surrender to the Surviving Corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in such shares or in the Surviving Corporation. The DCBCA provides that, unless the dissenting shareholder files such a petition within the time limits herein provided and as provided by the DCBCA, such shareholder and all persons claiming under him will be bound by the terms of the Merger.

  16. FEES AND EXPENSES. Except as set forth below, neither Parent, Acquisition Sub nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Bear Stearns is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire the Company. Parent has agreed to pay Bear Stearns a tender fee of $3 million upon consummation of the Offer. Parent has also agreed to pay Bear Stearns an opinion fee of $3 million in connection with its rendering an opinion as to the fairness of the transactions contemplated by the Merger Agreement, from a financial point of view, to Parent's shareholders. If the Merger is consummated, or if an alternative transaction were to be completed resulting in the acquisition of 50% or more of the voting securities of the Company, Parent will pay to Bear Stearns a transaction fee of $11 million. Any tender fee or opinion fee will be credited toward the amount of such transaction fee.

  Parent has also agreed to reimburse Bear Stearns (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Bear Stearns and certain related persons against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. Bear Stearns renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

  The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.

  In addition, First Chicago Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

 17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  This Offer to Purchase contains statements which, to the extent that they are not recitations of historical fact, constitute "forward looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "estimate," "anticipate," "project," "intend," "expect," and similar expressions are intended to identify forward looking statements. All forward looking statements involve risks and uncertainties, including, without limitations, statements and assumptions with respect to future revenues, program performance and cash flows, the outcome of contingencies, including litigation and environmental remediation, anticipated costs of capital investments and planned dispositions, and the consummation of the Offer and the Merger. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date of this Offer to Purchase. Parent does not undertake any obligation to publicly release any revisions to forward looking statements to reflect events or circumstances or changes in expectations after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. The forward looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act and 21E of the Exchange Act. For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in the forward looking statements, see Parent's filings with the Commission.

  Parent and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. The
Schedule 14D-9 is enclosed herewith and the Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

September 25, 1998                        REGULUS, LLC

                                  SCHEDULE I

                   INFORMATION CONCERNING THE DIRECTORS AND
                EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth in the table below are the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Parent. Unless otherwise indicated, each person identified below is employed by Parent and is a United States citizen. The principal business address of Parent and, unless otherwise indicated, the business address of each person identified below is 6801 Rockledge Drive, Bethesda, Maryland 20817.


                          CURRENT POSITIONS AND
                               OFFICES HELD               PRINCIPAL OCCUPATION AND
          NAME                 WITH PARENT                   BUSINESS EXPERIENCE
          ----           ------------------------ -----------------------------------------
Vance D. Coffman         Chairman of the Board    Chairman of the Board since April 1998
                         and Chief Executive      and Chief Executive Officer since August
                         Officer; Director        1997; Vice Chairman of the Board from
                                                  August 1997 to April 1998; Director since
                                                  January 1996; President from June 1996 to
                                                  July 1997; Chief Operating Officer from
                                                  January 1996 to July 1997; Executive Vice
                                                  President from January to June 1996;
                                                  President and Chief Operating Officer,
                                                  Space & Strategic Missiles Sector from
                                                  March 1995 to December 1995; previously
                                                  served in Lockheed Corporation as
                                                  Executive Vice President, from 1992 to
                                                  1995 and President of Lockheed Space
                                                  Systems Division from 1988 to 1992.
Norman R. Augustine      Director                 Director since 1995 and Professor,
                                                  Department of Mechanical and Aerospace
                                                  Engineering, School of Engineering and
                                                  Applied Science, Princeton University,
                                                  since September 1997; Chief Executive
                                                  Officer from January 1996 to August 1997;
                                                  Vice Chairman from April 1996 to December
                                                  1996; President from March 1995 to June
                                                  1996; Chairman and Chief Executive
                                                  Officer of Martin Marietta Corporation
                                                  from April 1988 to March 1995; director
                                                  of Martin Marietta from 1986 to 1995;
                                                  director of The Black & Decker
                                                  Corporation, Phillips Petroleum Company
                                                  and Procter & Gamble Co.
Marcus C. Bennett        Executive Vice President Director since 1995 and Executive Vice
                         and Chief Financial      President and Chief Financial Officer
                         Officer; Director        since July 1996; Senior Vice President
                                                  and Chief Financial Officer from March
                                                  1995 to July 1996; Vice President and
                                                  Chief Financial Officer of Martin
                                                  Marietta Corporation from 1988 to 1995;
                                                  director of Carpenter Technology, Inc.,
                                                  COMSAT Corporation and Martin Marietta
                                                  Materials, Inc.; member of the Financial
                                                  Executives Institute, MAPI Finance
                                                  Council and The Economic Club of
                                                  Washington; director of the Private
                                                  Sector Council and a member of its CFO
                                                  Task Force.

James A. Blackwell, Jr.  Sector President and     President and Chief Operating Officer,
                         Chief Operating          Aeronautics Sector since March 1995;
                         Officer--Aeronautics     previously served in Lockheed Corporation
                                                  as Vice President and President from
                                                  April 1993 to March 1995; served as an
                                                  executive employee of Lockheed
                                                  Aeronautical Systems Company from 1986 to
                                                  March 1995.
Melvin R. Brashears      Sector President and     President and Chief Operating Officer,
                         Chief Operating          Space & Strategic Missiles Sector since
                         Officer--Space &         January 1996; Deputy, Space & Strategic
                         Strategic Missiles       Missiles Sector from November 1995 to
                                                  December 1995; Executive Vice President
                                                  of Lockheed Missiles & Space Company,
                                                  Inc. from March 1995 to November 1995 and
                                                  President of Lockheed Commercial Space
                                                  Company; previously served in Lockheed
                                                  Corporation as Vice President and
                                                  Assistant General Manager, Space Systems
                                                  Division, Lockheed Missiles & Space
                                                  Company, Inc., from 1992 to 1995 and
                                                  Director of Advanced Space Programs from
                                                  1991 to 1992.
Lynne V. Cheney          Director                 Director since March 1995. Senior Fellow
                                                  at the American Enterprise Institute for
                                                  Public Policy Research since 1992;
                                                  Chairman of the National Endowment for
                                                  the Humanities from 1986 to 1992;
                                                  director of Reader's Digest Association,
                                                  Inc., American Express/IDS Mutual Fund
                                                  Group and Union Pacific Group Resources,
                                                  Inc.
Thomas A. Corcoran       Sector President and     President and Chief Operating Officer,
                         Chief Operating          Electronics Sector since March 1995;
                         Officer--Electronics     previously served in Martin Marietta
                                                  Corporation as President, Electronics
                                                  Group from April 1993 to March 1995;
                                                  previously served at General Electric
                                                  Corporation as Vice President and General
                                                  Manager from 1990 to 1993.
Philip J. Duke           Vice President--Finance  Vice President Finance since July 1996;
                                                  Chief Financial Officer, Space &
                                                  Strategic Missiles Sector from March 1995
                                                  to July 1996; previously served as Vice
                                                  President Finance, Martin Marietta
                                                  Corporation from May 1994 to March 1995;
                                                  Chief Financial Officer, Electronics
                                                  Sector of Martin Marietta Corporation
                                                  from April 1993 to May 1994; and Vice
                                                  President Business Management of Martin
                                                  Marietta Corporation from July 1987 to
                                                  April 1993.

Houston I. Flournoy      Director            Director since March 1995; Special Assistant
                                             to the President for Governmental Affairs,
                                             University of Southern California, Sacramento,
                                             California since August 1981; Professor of
                                             Public Administration, University of Southern
                                             California, Sacramento, California from 1981
                                             to 1993; Vice President for Governmental Af-
                                             fairs, University of Southern California, Los
                                             Angeles from 1978 to 1981; director of Lock-
                                             heed Corporation from 1976 to 1995; director
                                             of Fremont General Corporation, Fremont In-
                                             vestment and Loan Corporation and Tosco
                                             Corporation.
James F. Gibbons         Director            Director since March 1995; Special Counsel to
                                             the President for Industry Relations, Stanford
                                             University, Stanford, California from 1996 to
                                             present; Dean of the School of Engineering,
                                             Stanford University from September 1984 to
                                             June 1996; Reid Weaver Dennis Professor of
                                             Electrical Engineering, Stanford University
                                             since 1983; director of Lockheed from 1985 to
                                             1995; director of Raychem Corporation, Centi-
                                             gram Communications Corporation, Cisco Systems
                                             Incorporated and El Paso Natural Gas Company.
Edward E. Hood, Jr.      Director            Director since March 1995; Joined General
                                             Electric Company ("GE") in 1957 after service
                                             in the U.S. Air Force; elected as Vice
                                             President of GE in 1968 and Vice Chairman and
                                             Executive Officer of GE in 1979; director of
                                             GE from 1980 until his retirement in 1993;
                                             director of Martin Marietta Corporation from
                                             1993 to 1995; director of The Lincoln Electric
                                             Company and Gerber Scientific, Inc.; Chairman
                                             Emeritus of the Board of Trustees of
                                             Rensselaer Polytechnic Institute; trustee of
                                             North Carolina State University.
Caleb B. Hurtt           Director            Director since March 1995; President and Chief
                                             Operating Officer of Martin Marietta
                                             Corporation from 1987 until his retirement in
                                             January 1990; Executive Vice President of
                                             Martin Marietta Corporation in 1987 and Senior
                                             Vice President from 1983 to 1987; director of
                                             Martin Marietta Corporation from 1987 to 1995;
                                             Chairman of the Board of Governors of the
                                             Aerospace Industries Association in 1989 and
                                             past Chairman of the NASA Advisory Council and
                                             of the Federal Reserve Bank, Denver Branch;
                                             director of COMSAT Corporation; past Vice
                                             Chairman of the Board of Trustees of Stevens
                                             Institute of Technology.

Gwendolyn S. King        Director                 Director since March 1995; Senior Vice
                                                  President of Corporate and Public Affairs
                                                  for PECO Energy Company (formerly Phila-
                                                  delphia Electric Company) from October
                                                  1992 until her retirement in February
                                                  1998; Commissioner of the Social Security
                                                  Administration from August 1989 to Sep-
                                                  tember 1992; director of Martin Marietta
                                                  Corporation from 1992 to 1995; director
                                                  of Monsanto Company and Marsh and McLen-
                                                  nan Company.
Arthur E. Johnson        President and Chief      President and Chief Operating Officer
                         Operating Officer--      Information & Services Sector since
                         Information & Services   August 1997; President, Systems
                                                  Integration Group from January to August
                                                  1997; President, Lockheed Martin Federal
                                                  Systems, Inc. from January 1996 to
                                                  January 1997; previously served as Vice
                                                  President, Loral Federal Systems Group of
                                                  Loral Corporation from January 1994 to
                                                  January 1996; President and Chief
                                                  Operating Officer of IBM Federal Systems
                                                  Division from January 1993 to January
                                                  1994.
Todd J. Kallman          Vice President and       Vice President and Controller since
                         Controller               August 1997; Vice President Finance,
                                                  Aeronautics Sector from July 1995 to
                                                  August 1997; Vice President Business
                                                  Management, Lockheed Martin Aeronautic
                                                  Systems Company from June 1994 to July
                                                  1995; Vice President Finance, Lockheed
                                                  Martin Aeronautic Systems Company from
                                                  September 1992 to June 1994.
Vincent N. Marafino      Director                 Director since March 1995; Executive Vice
                                                  President of Lockheed Martin from March
                                                  1995 to December 1995; director of Lock-
                                                  heed Corporation from 1980 to 1995; Vice
                                                  Chairman of the Board and Chief Financial
                                                  and Administrative Officer of Lockheed
                                                  Corporation from 1988 to 1995; Executive
                                                  Vice President to Chief Financial and Ad-
                                                  ministrative Officer of Lockheed Corpora-
                                                  tion from 1983 to 1988; Executive Officer
                                                  of Lockheed Corporation from 1971 to
                                                  1995.
Frank H. Menaker, Jr.    Senior Vice President    Senior Vice President since July 1996;
                         and General Counsel      Vice President and General Counsel from
                                                  March 1995 to July 1996, after having
                                                  served in the same capacity for Martin
                                                  Marietta Corporation since 1981.

Eugene F. Murphy         Director                 Director since March 1995; Vice Chairman
                                                  and Executive Officer of General Electric
                                                  Company ("GE") since September 1997;
                                                  President and Chief Executive Officer of
                                                  GE Aircraft Engines from 1993 to Septem-
                                                  ber 1997; President and Chief Executive
                                                  Officer of GE Aerospace from 1992 to
                                                  1993; Senior Vice President of GE
                                                  Communications & Services from 1986 to
                                                  1992; director of Martin Marietta Corpo-
                                                  ration from 1993 to 1995; member of Pres-
                                                  ident Reagan's National Security Telecom-
                                                  munications Advisory Committee; former
                                                  Chairman and permanent member of the
                                                  Board of Directors of the Armed Forces
                                                  Communications and Electronics Associa-
                                                  tion; member of the Aerospace Industries
                                                  Association Board of Governors. In accor-
                                                  dance with an agreement with GE, as the
                                                  result of the aggregate principal amount
                                                  of loans outstanding between GE and the
                                                  Lockheed Martin Corporation, GE is enti-
                                                  tled to nominate one director to the
                                                  Lockheed Martin Corporation's Board. Mr.
                                                  Murphy is that nominee.
Allen E. Murray          Director                 Director since March 1995; Chairman of
                                                  the Board and Chief Executive Officer of
                                                  Mobil Corporation from 1986 until 1994;
                                                  director of Martin Marietta Corporation
                                                  from 1991 to 1995; director of
                                                  Metropolitan Life Insurance Company,
                                                  Minnesota Mining and Manufacturing
                                                  Company, Morgan Stanley, Dean Witter,
                                                  Discover & Co. and St. Francis Hospital
                                                  Foundation; member of the Board of
                                                  Trustees of New York University; honorary
                                                  director of the American Petroleum
                                                  Institute; member of The Business Council
                                                  and The Council on Foreign Relations.
Frank Savage             Director                 Director since March 1995; Chairman of
                                                  Alliance Capital Management
                                                  International, an investment management
                                                  company since 1994; Chairman of the Board
                                                  of Alliance Corporate Finance Group, Inc.
                                                  since 1993; Senior Vice President of The
                                                  Equitable Life Assurance Society of the
                                                  United States from 1987 to 1996; Chairman
                                                  of the Board of Equitable Capital
                                                  Management Corporation from 1992 to 1993;
                                                  Vice Chairman of the Board of Equitable
                                                  Capital Management Corporation from 1986
                                                  to 1992; director of Alliance Capital
                                                  Management Corporation, ARCO Chemical
                                                  Company, Qualcomm Inc. and Essence
                                                  Communications, Inc.; trustee of Johns
                                                  Hopkins University and Chairman of the
                                                  Board of Trustees of Howard University;
                                                  director of Lockheed from 1990 to 1995;
                                                  director of the Council on Foreign
                                                  Relations and the New York Philharmonic;

                                                  former U.S. Presidential appointee to the
                                                  Board of Directors of U.S. Synthetic
                                                  Fuels Corporation.
Walter E. Skowronski     Vice President and       Vice President and Treasurer since March
                         Treasurer                1995; previously served in Lockheed
                                                  Corporation as Vice President and
                                                  Treasurer from 1992 to 1995 and served as
                                                  staff Vice President, Investor Relations
                                                  from 1990 to 1992.
Robert J. Stevens        Sector President and     President and Chief Operating Officer,
                         Chief Operating          Energy and Environment Sector since
                         Officer--Energy &        January 1998; President, Air Traffic
                         Environment              Management Division from June 1996 to
                                                  January 1998; Executive Vice President
                                                  and Senior Vice President and Chief
                                                  Financial Officer of Air Traffic
                                                  Management from December 1993 to June
                                                  1996; previously served as an executive
                                                  employee of Loral Corporation from August
                                                  1987 to June 1996.
Peter B. Teets           President and Chief      President and Chief Operating Officer
                         Operating Officer;       since August 1997; Director since July
                         Director                 1997; President and Chief Operating
                                                  Officer, Information & Services Sector
                                                  from March 1995 to July 1997; previously
                                                  served in Martin Marietta Corporation as
                                                  Corporate Vice President from 1985 to
                                                  1995 and President, Space Group from 1993
                                                  to 1995; and President, Astronautics
                                                  Group from 1987 to 1993.
Carlisle A. H. Trost     Director (1995)          Director since March 1995; Retired
                                                  Admiral, U.S. Navy, 1990; Chief of Naval
                                                  Operations, United States Navy from 1986
                                                  to 1990; Commander in Chief, U.S.
                                                  Atlantic Fleet, Commander U.S. Seventh
                                                  Fleet, and Deputy Commander in Chief of
                                                  the U.S. Pacific Fleet; director of
                                                  Lockheed Corporation from 1990 to 1995;
                                                  director of GPU Inc., GPU Nuclear Corp.,
                                                  General Dynamics Corporation, Precision
                                                  Components Corporation and Bird-Johnson
                                                  Company; Trustee of the U. S. Naval
                                                  Academy Foundation and Olmsted
                                                  Foundation.
James R. Ukropina        Director (1995)          Director since March 1995; Partner of
                                                  O'Melveny & Myers since 1992; Chairman of
                                                  the Board and Chief Executive Officer of
                                                  Pacific Enterprises from 1989 to 1991;
                                                  director of Lockheed Corporation from
                                                  1988 to 1995; director of Pacific Life
                                                  Insurance Company; Vice Chairman and
                                                  member of the Board of Trustees of
                                                  Stanford University.

Douglas C. Yearley                                Director since March 1995; Chairman of
                                                  the Board and Chief Executive Officer of
                                                  Phelps Dodge Corporation since 1989 and
                                                  President since 1991; Executive Vice
                                                  President of Phelps Dodge Corporation
                                                  from 1987 to 1989; President of Phelps
                                                  Dodge Industries, a division of Phelps
                                                  Dodge Corporation from 1988 to 1990;
                                                  Senior Vice President of Phelps Dodge
                                                  Corporation from 1982 to 1986; director
                                                  of Lockheed Corporation from 1990 to
                                                  1995; director of J.P. Morgan & Co.
                                                  Incorporated, Morgan Guaranty Trust
                                                  Company of New York, Southern Peru Copper
                                                  Corporation, and USX Corporation; member
                                                  of The Business Roundtable, The Business
                                                  Council and The Conference Board.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the executive officers of the Purchaser. Unless otherwise indicated, each person identified below is employed by Parent and is a United States citizen. The principal business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below is c/o Parent, 6801 Rockledge Drive, Bethesda, Maryland 20817. The Purchaser is a member-managed Delaware limited liability company and does not have directors.

                          CURRENT POSITIONS AND           PRINCIPAL OCCUPATION AND
                               OFFICES HELD                  BUSINESS EXPERIENCE
         NAME                 WITH PURCHASER                 (PAST FIVE  YEARS)
         ----            ------------------------ -----------------------------------------
John V. Sponyoe          Chief Executive Officer  Chief Executive Officer since September
                                                  1998; Chief Executive Officer, Lockheed
                                                  Martin Global Telecommunications since
                                                  August 1998; President, Lockheed Martin
                                                  Corporation's Electronics Platform Inte-
                                                  gration Group from April 1997 to August
                                                  1998 and President, Lockheed Martin Fed-
                                                  eral Systems, Owego from April 1996 to
                                                  April 1998, having served in the same ca-
                                                  pacity for Loral Corporation and IBM
                                                  since June 1987.
Brian D. Dailey          Chief Operating Officer  Chief Operating Officer since September
                                                  1998; Chief Operating Officer, Lockheed
                                                  Martin Global Telecommunications since
                                                  August 1998; Vice President, Strategic
                                                  Development for Lockheed Martin
                                                  Corporation from March 1995 to May 1997;
                                                  Vice President, Washington Operations for
                                                  Lockheed Martin Corporation Space &
                                                  Strategic Missiles Sector from March 1994
                                                  to March 1995; Vice President, Lockheed
                                                  Martin Commercial Space Company and
                                                  Director, Commercial Programs for
                                                  Lockheed Martin Commercial Space Company
                                                  from March 1993 to March 1994.
John E. Montague         Chief Financial Officer  Chief Financial Officer since September
                                                  1998; Chief Financial Officer, Lockheed
                                                  Martin Global Telecommunications since
                                                  August 1998; Vice President, Financial
                                                  Strategies for Lockheed Martin
                                                  Corporation from March 1995 to August
                                                  1998; Vice President, Corporate
                                                  Development and Investor Relations for
                                                  Martin Marietta Corporation from
                                                  September 1991 to March 1995.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                    First Chicago Trust Company of New York

                                   By Mail:
                              Tenders & Exchanges
                                  Suite 4660
                                 P.O. Box 2569
                             Jersey City, NJ 07303

                                   By Hand:
             c/o Securities Transfer and Reporting Services, Inc.
                           Attn: Tenders & Exchanges
                        One Exchange Plaza, Third Floor
                              New York, NY 10006

                            By Overnight Delivery:
                              Tenders & Exchanges
                                  Suite 4680
                           14 Wall Street, 8th Floor
                              New York, NY 10005

                          By Facsimile Transmission:
                       (201) 222-4720 or (201) 222-4721

                  Confirm Receipt of Facsimile by Telephone:
                                (201) 222-4707

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              Morrow & Co., Inc.
                                445 Park Avenue
                                   5th floor
                              New York, NY 10022
                                (212) 754-8000

                            Toll Fee (800) 566-9061

                           Banks and Brokerage Firms
                                 Please call:

                                (800) 662-5200

                     The Dealer Manager for the Offer is:

                           BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                           New York, New York 10167
                          (877) 762-5237 (Toll Free)